EXHIBIT 10.1

EXECUTION VERSION

$1,500,000,000

CREDIT AGREEMENT

dated as of

October 3, 2016

among

The Estée Lauder Companies Inc.,

The Eligible Subsidiaries Referred to Herein,

The Lenders Listed Herein,

JPMorgan Chase Bank, N.A.,
as Administrative Agent and

Citibank, N.A., BNP Paribas,

Bank of America, N.A. and
The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as Syndication Agents

Joint Bookrunners and Joint Lead Arrangers:
JPMorgan Chase Bank, N.A.
Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated
The Bank of Tokyo-Mitsubishi UFJ, Ltd.

i

Commitment Schedule
Pricing Schedule
Schedule 2.19 – Issuing Lenders
Schedule 4.05 – Litigation

EXHIBIT A	Note
EXHIBIT B	Competitive Bid Quote Request
EXHIBIT C	Invitation for Competitive Bid Quotes
EXHIBIT D	Competitive Bid Quote
EXHIBIT E-1	Opinion of Counsel for the Obligors (New York)
EXHIBIT E-2	Opinion of Counsel for Estée Lauder NV
EXHIBIT F	Assignment and Assumption Agreement
EXHIBIT G	[Reserved]
EXHIBIT H	Election to Participate
EXHIBIT I	Election to Terminate

CREDIT AGREEMENT dated as of October 3, 2016 among THE ESTÉE LAUDER COMPANIES INC., the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and CITIBANK, N.A., BNP PARIBAS, BANK OF AMERICA, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Syndication Agents.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as Administrative Agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Company (a “Controlling Person”) or (ii) any Person (other than the Company or a Subsidiary) which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 5.11.

“Alternative Currencies” means Sterling, Euros, Yen and Swiss Francs.

“Alternative Currency Sublimit” means a Dollar Amount equal to $500,000,000.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act, as amended.

“Applicable Agent” means, (a) with respect to a Loan or Borrowing denominated in Dollars, the Administrative Agent, or (b) with respect to a Loan or Borrowing denominated in Australian Dollars, Canadian Dollars, HK Dollars or any particular Alternative Currency, the Administrative Agent (including its affiliates or branches) or such other Person as may be agreed upon by the Company and the Administrative Agent and designated in a notice delivered to the Lenders.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Canadian Prime Rate Loans or CDOR Rate Loans, its Canadian Lending Office, (iii) in the case of its Australian Bill Rate Loans, HIBOR Rate Loans and Euro-Currency Loans, its Euro-Currency Lending Office, (iv) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office or (v) in any case, such other office as a Lender may from time to time notify the Company and the Administrative Agent for Loans of the particular type, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 10.06(c).

“Australian Bill Rate” shall mean, with respect to each Interest Period for an Australian Bill Rate Loan, the rate per annum equal to the average bid rate (the “BBR Screen Rate”) displayed at or about 10:30 a.m. (Sydney Time) on the first day of such Interest Period on the Reuters screen BBSY page for a term equivalent to such Interest Period (expressed as a percentage yield per annum to maturity being the arithmetic average, rounded up to the nearest four decimal places); or to the extent the BBR Screen Rate is not available at such time for any reason, then the applicable rate will be determined by the Administrative Agent to be the average of the buying rates quoted by three Reference Banks at or about 10:30 a.m. (Sydney Time) on the date of determination for bills of exchange with a tenor approximating the length of such Interest Period; provided that if any of the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Australian Bill Rate Margin” has the meaning set forth in the Pricing Schedule.

“Australian Bill Rate Loan” means a Committed Loan which bears interest at the Australian Bill Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Australian Dollars” and “AUD” each means the lawful currency of Australia.

“Available Commitment” means, with respect to any Lender at any time, an amount equal to such Lender’s Commitment at such time minus such Lender’s Outstanding Committed Amount at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, as long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1% and (iii) the London Interbank Offered Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the purpose of this definition, the London Interbank Offered Rate shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the

Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the London Interbank Offered Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the London Interbank Offered Rate, respectively.

“Base Rate Margin” has the meaning set forth in the Pricing Schedule.

“Base Rate Loan” means (i) a Committed Dollar Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election, (ii) a Committed Loan which bears interest at the Base Rate pursuant to the provisions of Section 8.01 or (iii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing.  When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.

“Borrowing” has the meaning set forth in Section 1.03.

“Canadian Dollars” or “CAD$” refers to the lawful money of Canada.

“Canadian Lending Office” means as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Canadian Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Canadian Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Company and the Administrative Agent designate separate Canadian Lending Offices for its Loans in Canadian Dollars, in which case all references herein to the Canadian Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1.00% per annum; provided that if any of the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.  Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Prime Rate Loans” means a Committed Loan which bears interest at the Canadian Prime Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Canadian Prime Rate Margin” has the meaning set forth in the Pricing Schedule.

“Capitalized Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person.  The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, in the case of Letter of Credit Liabilities, for the benefit of each Issuing Lender and each Lender, as collateral for the Letter of Credit Liabilities, cash or deposit account balances, and “Cash Collateral” shall refer to such cash or deposit account balances.

“CDOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means for the relevant interest period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for CAD Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer

Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administration Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by Administration Agent to raise CAD Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a business day, then as quoted by Administration Agent on the immediately preceding business day.  If the CDOR Rate shall be less than 0%, the CDOR Rate shall be deemed to be 0% for purposes of this Agreement.

“CDOR Rate Loans” means a Committed Loan which bears interest at the CDOR Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“CDOR Rate Margin” has the meaning set forth in the Pricing Schedule.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Lauder Family Members, of equity interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by persons who were neither (x) nominated by the board of directors of the Company nor (y) appointed by directors so nominated; or (iii) the acquisition of direct or indirect control of the Company by any person or group other than the Lauder Family Members.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii)

all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented provided that a Lender shall only be entitled to seek payment pursuant to Section 8.03 attributable to any such deemed Change in Law if such Lender is generally seeking reimbursement for such costs from similarly situated borrowers under other credit agreements.

“Closing Date” means October 3, 2016 or such later date on which the Administrative Agent shall have received the documents specified in or pursuant to Section 3.01.

“Commitment” means (i) with respect to each Lender, the amount of such Lender’s Commitment, as such amount is set forth opposite the name of such Lender on the Commitment Schedule, as such Commitment may be increased from time to time pursuant to Section 2.21, (ii) with respect to any Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.21, and (iii) with respect to any Assignee, the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 10.06, in each case as such amount may be reduced from time to time pursuant to Section 2.09 and Section 2.21 or Section 10.06; provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.

“Committed Alternative Currency Loans” means Loans denominated in Alternative Currencies and made pursuant to Section 2.01.

“Committed Australian Dollar Loans” means Loans denominated in Australian Dollars and made pursuant to Section 2.01.

“Committed Canadian Dollar Loans” means Loans denominated in Canadian Dollars and made pursuant to Section 2.01.

“Committed HK Dollar Loans” means Loans denominated in HK Dollars and made pursuant to Section 2.01.

“Committed Dollar Loans” means Loans denominated in dollars and made pursuant to Section 2.01.

“Committed Loan” means a Committed Dollar Loan, Committed Australian Dollar Loan, Committed Canadian Dollar Loan, Committed HK Dollar Loan or a Committed Alternative Currency Loan; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of

Interest Rate Election, the term “Committed Loan” shall refer to the combined principal Dollar Amount resulting from such combination or to each of the separate principal Dollar Amounts resulting from such subdivision, as the case may be.

“Company” means The Estée Lauder Companies Inc., a Delaware corporation, and its successors.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d)(ii)(D).

“Competitive Bid Absolute Rate Loan” means a loan to be made by a Lender pursuant to an Absolute Rate Auction.

“Competitive Bid Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Company and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender will be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid LIBOR Loan” means a loan to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Competitive Bid Quote” means an offer by a Lender to make a Competitive Bid Loan in accordance with Section 2.03.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means at any date the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries (excluding for this purpose any amount attributable to stock which is required to be redeemed, or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise) less their consolidated Intangible Assets, all determined as of such date.  For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to June 30, 2016 in the book value of any asset owned by the Company or a Consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

“Credit Contact” means such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent by an Assignee in accordance with Section 10.06(c).

“Customary Permitted Liens” means:

(a)                        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business;

(b)                       permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(c)                        leases, licenses, subleases or sublicenses of assets (including, without limitation, real property and intellectual property rights) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole and licenses of trademarks and intellectual property rights in the ordinary course of business;

(d)                      pledges or deposits made in the ordinary course of business or statutory Liens imposed in connection with worker’s compensation, unemployment insurance or other types of social security or pension benefits or Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(e)                               Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any of its Subsidiaries;

(f)                                any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;

(g)                              any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;

(h)                              Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business; and

(i)                                     Liens securing Debt or other obligations of a Subsidiary owing to the Company.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all non-contingent obligations (and, for purposes of the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Lending Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower, in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, any other Obligor, the Administrative Agent or any Lending Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by any Obligor, the Administrative Agent or any Lending Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lending Party’s receipt of such certification in writing in form and substance satisfactory to it and the Administrative Agent (a copy of which such certification shall be promptly shared with the Borrower) or (d) has, or has a Parent that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Dollar Amount” means, at any time:

(i)                                  with respect to any Loan denominated in dollars, the principal amount thereof then outstanding;

(ii)                              with respect to any Australian Dollar Loan, Canadian Dollar Loan, HK Dollar Loan or Committed Alternative Currency Loan,

the equivalent in dollars of the principal amount thereof then outstanding in Australian Dollars, Canadian Dollars, HK Dollars or the relevant Alternative Currency, determined by the Administrative Agent using the Exchange Rate with respect to the relevant currency then in effect; and

(iii)                          with respect to any Letter of Credit Liabilities, (A) if denominated in Dollars, the amount thereof and (B) if denominated in Australian Dollars, Canadian Dollars, HK Dollars or an Alternative Currency, determined by the Administrative Agent using the Exchange Rate with respect to the relevant currency then in effect.

“dollars”, “Dollars” and the sign “$” mean lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election to Participate” means an Election to Participate substantially in the form of Exhibit H hereto.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit I hereto.

“Eligible Subsidiary” means Estée Lauder NV and any Wholly-Owned Consolidated Subsidiary, as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate with respect to such Election to Participate shall not have been delivered to the Administrative Agent.  Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Consolidated Subsidiary and the Company in such number of copies as the Administrative Agent may request.  If at any time a Subsidiary theretofore designated as an Eligible Subsidiary no longer qualifies as a Wholly-Owned Consolidated Subsidiary, the Company shall cause to be delivered to the Administrative Agent an Election to Terminate terminating the status of such Subsidiary as an Eligible Subsidiary.  The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred or the guaranty thereof by the Company.  The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, legally binding agreements and other governmental restrictions relating to the environment, or to emissions, discharges or releases of pollutants, contaminants or Hazardous Substances into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or Hazardous Substances or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the Participating Member States of the European Union.

“Euro-Currency Business Day” means a Euro-Dollar Business Day, unless such term is used in connection with an Australian Dollar Borrowing, Canadian Dollar Borrowing, HK Dollar Borrowing, Alternative Currency Borrowing or Committed Alternative Currency Loan, in which case such day shall not be a Euro-Currency Business Day unless commercial banks are open for international business (including dealings in deposits in Australian Dollars, Canadian Dollars, HK Dollars or such Alternative Currency, as applicable) in both London and the place designated by the Applicable Agent with respect to Australian Dollars, Canadian Dollars, HK Dollars or such Alternative Currency for funds to be paid or made available in Australian Dollars, Canadian Dollars, HK Dollars or such Alternative Currency, as applicable.

“Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Company and the Administrative Agent; provided that any Lender may from time to time by notice to the Company and the Administrative Agent designate separate Euro-Currency Lending Offices for its Loans in different currencies, in which case all references herein to the Euro-Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.

“Euro-Currency Loan” means a Committed Loan that is either a Euro-Dollar Loan or a Committed Alternative Currency Loan.

“Euro-Currency Margin” has the meaning set forth in the Pricing Schedule.

“Euro-Currency Rate” means a rate of interest determined pursuant to Section 2.07(a) on the basis of a London Interbank Offered Rate.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) or any other banking authority to which any Lender is subject, as applicable, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Euro-Currency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to the United States residents).

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Loan” means (i) a Committed Dollar Loan which bears interest at a Euro-Currency Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Rate” means, on any day, with respect to Australian Dollars, Canadian Dollars, HK Dollars or any Alternative Currency, the rate at which such Alternative Currency may be exchanged into dollars (and, for purposes of any provision of this Agreement requiring or permitting the conversion of Committed Alternative Currency Loans to Loans denominated in dollars, the rate at which dollars may be exchanged into the applicable Alternative Currency), as set forth at or about 9:00 a.m., New York City time, or at or about 11:00 a.m., London time, on such date on the relevant Bloomberg page displaying the rate of exchange for that currency into dollars.  In the event that such rate does not appear on any Bloomberg page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent, the Applicable Agent with respect to such currency and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot buying and selling rates of exchange of such Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, on or about 11:00 a.m., New York City time, or on or about 11:00 a.m., London time, on such date for the purchase of dollars (or such foreign currency, as the case may be) for delivery two Domestic Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, such Applicable Agent, after consultation with the Company and the Administrative Agent, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Existing Credit Agreement” means the Credit Agreement dated as of July 15, 2014 (as amended by Amendment No. 1 to Credit Agreement dated as of May 28, 2015), among the Company, as borrower, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Extending Lender” has the meaning set forth in Section 2.22(b).

“Facility Fee” has the meaning set forth in Section 2.08.

“Facility Fee Rate” has the meaning set forth in the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (or related legislation or official administrative rules or practices) and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Fixed Rate Loans” means Euro-Currency Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01) or any combination of the foregoing.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any national, state, county, city, town, village, municipal or other government department, commission, board, bureau, agency, authority or instrumentality of a country or any political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative powers of functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(f).

“Group of Loans” means at any time a group of Loans consisting of (i) all Committed Loans to the same Borrower which are Base Rate Loans at such time, (ii) all Committed Loans to the same Borrower which are Canadian Prime Rate Loans at such time, (iii) all Euro-Currency Loans to the same Borrower which are in the same currency and have the same Interest Period at such time, (iv) all Australian Bill Rate Loans to the same Borrower which have the same Interest Period at such time, (v) all CDOR Rate Loans to the same Borrower which have the same Interest Period at such time and (vi) all HIBOR Rate Loans to the same Borrower which have the same Interest Period at such time; provided that, if a Committed Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty” means the obligations of the Company set forth in Article 11.

“Hazardous Substances” means any substance, material, or waste defined as “toxic”, “hazardous”, “pollutant”, “contaminant”, or words of similar meaning and effect, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“HIBOR Rate” means, for any Interest Period for a HIBOR Rate Loan, (a) the applicable rate displayed at or about 11:00 a.m. on the first day of each such Interest Period on page HKABHIBOR of the Thomson Reuters Services (or such other successor or substitute page or service as determined by the Administrative Agent for the purpose of displaying the averaged Hong Kong inter-bank Hong Kong Dollar deposits offered rates of leading banks) for the same duration as the relevant Interest Period (or, if the periods are not the same, such period, if any, as the Administrative Agent determines to be substantially the same); or (b) (if no such rate is available for HK Dollars or for the Interest Period for that HIBOR Rate Loan) the average of the buying rates per annum (rounded to the nearest 1/100 of 1%) as supplied to the Administrative Agent at its request by three Reference Banks to leading banks in the Hong Kong interbank market, at or about 11:00 a.m. (Hong Kong time) the first day of such Interest Period for the offering of deposits in HK Dollars for a period comparable to such Interest Period; provided that if any of the above rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“HIBOR Rate Loans” means a Committed Loan which bears interest at the HIBOR Rate pursuant to the applicable Notice of Committed Borrowing.

“HIBOR Rate Margin” has the meaning set forth in the Pricing Schedule.

“HK Dollars” means the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.

“Impacted Interest Period” has the meaning set forth in Section 2.07(g).

“Increased Cost” has the meaning set forth in Section 10.06(f).

“Incremental Commitments” has the meaning set forth in Section 2.21.

“Incremental Commitment Notice” has the meaning set forth in Section 2.21.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Ineligible Lender” has the meaning set forth in Section 8.02(b).

“Interest Period” means:

(1)                              with respect to each London Interbank Offered Rate Loan, Australian Bill Rate Loan, CDOR Loan, HIBOR Loan or any Euro-Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as a Borrower may elect in the applicable notice; provided that:

(a)                               any Interest Period (except an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Currency Business Day;

(b)                              any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of a calendar month; and

(c)                               any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date (or, if the Termination Date is not a Euro-Currency Business Day, on the next preceding Euro-Currency Business Day);

(2)                              with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as a Borrower may elect in accordance with Section 2.03; provided that:

(a)                               any Interest Period (except an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)                              any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c)                               any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date (or, if the Termination Date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day); and

(3)                              with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as a Borrower may elect in accordance with Section 2.03; provided that:

(a)                               any Interest Period (except an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b)                              any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date (or, if the Termination Date is not a Euro-Dollar Business Day, on the next preceding Euro-Dollar Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interpolated Rate” means at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the London Interbank Offered Rate for the longest period (for which the London Interbank Offered Rate is available) that is shorter than the Impacted Interest Period and (b) the London Interbank Office Rate for the shortest period (for which the London Interbank Offered Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Lender” means the Persons listed on Schedule 2.19 and any other Lender that may agree to issue Letters of Credit hereunder as provided in Section 2.19(h), in each case in its capacity as an issuer of a Letter of Credit hereunder.  An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  When used with respect to a particular Letter of Credit, “Issuing Lender” means the Issuing Lender that issued or is issuing such Letter of Credit.

“Joint Arrangers” means JPMorgan Chase Bank, N.A, Citigroup Global Markets Inc., BNP Paribas Securities Corp, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Joint Bookrunners” means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Lauder Family Member” means (i) the estate of Mrs. Estée Lauder, (ii) each descendant of Mrs. Estée Lauder (each such Person, a “Lauder Descendant”) and their respective estates, guardians, conservators or committees, (iii) each Family Controlled Entity, (iv) each Current Spouse of Lauder Descendants and (v) the trustees, in their respective capacities as such, of each Family Controlled Trust.  As used herein, “Family Controlled Entity” means (w) any not-for-profit corporation if at least a majority of its board of directors is composed of Lauder Descendants and/or Current Spouses of Lauder Descendants, (x) any other corporation if (i) both (aa) Lauder Descendants and/or Current Spouses of Lauder Descendants (or in the case of subclause (i)(aa)(xx), their respective estates, guardians, conservators or committees) (xx) hold in the aggregate, directly or indirectly through one or more wholly owned Persons, securities having ordinary voting power to elect a majority of the board of directors of such corporation or (yy) constitute a majority of the board of directors of such corporation and (bb) at least a majority of the value of the outstanding equity of such corporation is owned by Lauder Family Members or (ii) at least

80% of the value of the outstanding equity of such corporation is owned by Lauder Family Members, (y) any partnership if at least a majority of the value of its partnership interests (both general and limited) are owned by Lauder Family Members, and (z) any limited liability or similar company if (i) both (aa) Lauder Descendants and/or Current Spouses of Lauder Descendants (or, in the case of subclause (i)(aa)(xx), their respective estates, guardians, conservators or committees) (xx) hold in the aggregate, directly or indirectly through one or more wholly owned Persons, securities or other equity interests having ordinary voting power to elect or appoint at least a majority of the managing members of such company or (yy) constitute a majority of the managing members of such company and (bb) a majority of the value of such company is owned by Lauder Family Members or (ii) at least 80% of the value of such company is owned by Lauder Family Members. As used herein, “Family Controlled Trust” shall mean any trust the primary beneficiaries of which are Lauder Descendants, Spouses of Lauder Descendants and/or charitable organizations (collectively, “Lauder Beneficiaries”); provided that, if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Lauder Descendants and/or Current Spouses of Lauder Descendants.  For purposes of the definition of “Family Controlled Trust”, the primary beneficiaries of a trust will be deemed to be Lauder Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are neither Lauder Beneficiaries nor Family Controlled Trusts, the value of the interests of such persons in such trust, computed actuarially, is less than 50%.  In determining the primary beneficiaries of a trust for purposes of the definition of “Family Controlled Trust”, (A) the factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary’s actuarial interest in a trust, (B) the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero and (C) in the case of a trust created by one or more of Mrs. Estée Lauder, Joseph H. Lauder or Lauder Descendants, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of one or more of Mrs. Estée Lauder, Joseph H. Lauder or Lauder Descendants shall be deemed to be zero.  For purposes hereof, (1) “Spouses of Lauder Descendants” means those individuals who at any time were married to any Lauder Descendant whether or not such marriage is subsequently dissolved by death, divorce, or by any other means, (2) “Current Spouse of Lauder Descendants” means an individual who is married to a Lauder Descendant, but only so long as such marriage has not been dissolved by death, divorce or by any other means, (3) the relationship of any person that is derived by or through legal adoption shall be considered a natural relationship, (4) a minor who is a descendant of Mrs. Estée Lauder and for whom equity interests are held pursuant to a Uniform Gifts to

Minors Act or similar law shall be considered the holder of such equity interests and the custodian who is the record holder of such equity interests shall not be considered the holder thereof, (5) an incompetent stockholder of any equity interests whose equity interests are owned or held by a guardian or conservator shall be considered the holder of such equity interest and such guardian or conservator who is the holder of such equity interests shall not be considered the holder thereof, (6) any equity interests pledged by a holder thereof as security for any obligation shall be deemed to be held by such holder unless and until the pledgee of such equity interests has declared a default with respect to such obligation and has the right (whether or not being presently exercised) to vote or direct the voting of such equity interests and (7) except as provided in clauses (4), (5) and (6) above, the holder of any equity interests shall mean the record holder of such equity interests; provided, however, that if such record holder of such equity interests is a nominee, the holder of such equity interests shall be the first person in the chain of ownership of such equity interests who is not holder thereof solely as a nominee.

“Lender” means (i) each bank or other institution listed on the signature pages hereof, (ii) each financial institution which becomes a Lender pursuant to Section 2.21, (iii) each Assignee which becomes a Lender pursuant to Section 10.06(c) and (iv) their respective successors.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lending Parties” mean the Lenders and the Issuing Lenders.

“Letter of Credit” means a letter of credit to be issued hereunder by any Issuing Lender in accordance with Section 2.19.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“Letter of Credit Commitment” means, with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 2.19.  The Dollar Amount of each initial Issuing Lender’s Letter of Credit Commitment is set forth on Schedule 2.19.

“Letter of Credit Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“Letter of Credit Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Fee” has the meaning set forth in Section 2.08.

“Letter of Credit Fee Rate” has the meaning set forth in the Pricing Schedule.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by each Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Letter of Credit Sublimit” means a Dollar Amount equal to $100,000,000.

“LIBO Screen Rate” means, for any day and time, with respect to a Euro-Currency Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (iii) of the definition thereof, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided, that if the LIBO Screen Rate determined pursuant to the foregoing shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means an Australian Bill Rate, Base Rate Loan, Canadian Prime Rate Loan, CDOR Rate Loan, HIBOR Rate Loan, Euro-Currency Loan or a Competitive Bid Loan and “Loans” means Australian Bill Rate Loans, Base Rate Loans, Canadian Prime Rate Loans, CDOR Rate Loans, HIBOR Rate Loans,

Euro-Currency Loans or Competitive Bid Loans or any combination of the foregoing.

“Loan Document” means this Agreement, including without limitation, schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments, modifications or supplements thereto or waivers thereof, any Notes and any other documents prepared in connection with the other Loan Documents, if any.

“London Interbank Offered Rate” means, with respect to any Euro-Currency Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (iii) of the definition thereof, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (other than any Euro-Currency Borrowing in Sterling, which will be determined on the date of commencement of such Interest Period); provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the London Interbank Offered Rate shall be the Interpolated Rate, subject to Section 8.01(a) in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, further, that if the London Interbank Offered Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole.

“Material Debt” means Debt (other than the Loans) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $175,000,000.

“Material Financial Obligations” means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $175,000,000.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Non-Extending Lender” has the meaning set forth in Section 2.22(b).

“Non-U.S. Lender” has the meaning set forth in Section 8.04(d).

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.10.

“Notice of Issuance” has the meaning set forth in Section 2.19.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Obligors” means the Company and the other Borrowers, and “Obligor” means any one of them.

“Outstanding Committed Amount” means, as to any Lender at any time, the sum at such time, without duplication, of (i) the aggregate principal amount of the outstanding Committed Dollar Loans of such Lender at such time, (ii) the aggregate Dollar Amount of the aggregate principal amount of the outstanding Committed Alternative Currency Loans, Australian Dollar Loans, Canadian Dollar Loans and HK Dollar Loans of such Lender at such time and (iii) the aggregate Dollar Amount of such Lender’s Letter of Credit Liabilities at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Euro-Currency borrowings by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 10.06(b).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization Financing” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Company and/or any of its Subsidiaries, and financing secured by the assets so sold, including, without limitation, any revolving purchase(s) of such assets; provided (a) all such sales are made at fair market value (as determined in good faith by the Company) and (b) that such financing shall be non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any Subsidiary (other than a special purpose Subsidiary with no assets other than the financial assets which are the basis for such financing).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. at its Principal Office from time to time as its prime rate.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” shall mean the principal office of JPMorgan Chase Bank, N.A., presently located at 270 Park Avenue, New York, New York 10017.

“Pro Rata Share” means, with respect to each Lender (other than a Defaulting Lender) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the total amount of the Commitments, subject to adjustment as provided in Section 2.20(a)(iii); provided that if the commitment of each Lender to make Loans and the obligation of each Issuing Lender to make Letter of Credit Credit Extensions have been terminated pursuant to Section 2.09 or Section 6.01, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and any Lender’s status as a Defaulting Lender at the time of determination.

“Proxy Statement” means the Proxy Statement of the Company, dated as of September 23, 2016, for the Annual Meeting of Stockholders.

“Quarterly Date” means each March 31, June 30, September 30 and December 31.

“Rate Fixing Date” means, with respect to any Interest Period, the day on which quotes for deposits in the relevant currency for such Interest Period are customarily taken in the London interbank market for delivery on the first day of such Interest Period.

“Reference Banks” means (i) in connection with any determination of the London Interbank Offered Rate, the principal London offices, (ii) in connection with any determination of the HIBOR Rate, the principal Hong Kong offices and (iii) in connection with any determination of the Australian Bill Rate, the principal Sidney offices, in each case, of one or more Lenders selected by the Administrative Agent from time to time and consented to by such Lender or Lenders (such consent not to be unreasonably withheld, conditioned or delayed).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reimbursement Obligation” has the meaning set forth in Section 2.19(d).

“Required Lenders” means at any time Lenders having in excess of 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding more than 50% of the Total Outstanding Amount.

“Revolving Credit Period” means the period from and including the Closing Date to but not including the earlier of the Termination Date and the date of termination of the Commitments.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive territorial Sanctions (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to change).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council or the European Union, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned, directly or indirectly, by one or more such Persons.

“Senior Officer” means, with respect to any Person, the chief executive officer, the chief operating officer, the president, the chief financial officer, the general counsel, the chief accounting officer or the treasurer of such Person (or in any case persons having substantially similar responsibilities regardless of title).

“Significant Subsidiary” means at any time a Subsidiary that as at that time would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission as in effect on the date hereof; provided that each Eligible Subsidiary shall always be deemed to be a Significant Subsidiary.

“SPC” has the meaning specified in Section 10.06(f).

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Swiss Francs” means the lawful currency of the Swiss Confederation.

“Termination Date” means, as to any Lender, initially October 3, 2021, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day, as such date for such Lender may be extended from time to time pursuant to Section 2.22.

“Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans outstanding at such time plus the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except for qualifying shares held by directors or foreign nationals in accordance with applicable law) are at the time directly or indirectly owned by the Company or one or more other Wholly-Owned Consolidated Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” means the lawful currency of Japan.

Section 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose) , regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and any such amendment, whether requested by the Company, the Administrative Agent or the Required Lenders, shall be negotiated in good faith.

Section 1.03.  Types of Borrowing.  The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type and currency (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period.  Borrowings are classified for purposes of this Agreement either (a) by reference to the currency and/or pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro-Currency Borrowing or a Competitive Bid Borrowing (excluding any such Borrowing consisting of Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01), and a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Currency Loans), or (b) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Lenders participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which the Lender participants are determined on the basis of their bids in accordance therewith).

ARTICLE 2

THE CREDITS

Section 2.01.  Commitments To Lend.  (a) During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans denominated in Dollars, Australian Dollars, Canadian Dollars, HK Dollars or in an Alternative Currency to any Borrower pursuant to this Section 2.01(a) from time to time in amounts such that (i) such Lender’s Outstanding Committed Amount shall not exceed the amount of its Commitment, (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments and (iii) the sum of the aggregate Dollar Amount of the aggregate principal amount of all outstanding Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans or Committed

Alternative Currency Loans plus the aggregate Dollar Amount of the aggregate Letter of Credit Liabilities for Letters of Credit in Australian Dollars, Canadian Dollars, HK Dollars or an Alternative Currency shall not exceed the Alternative Currency Sublimit.  Each Borrowing under this Section 2.01(a) shall be (x) in the case of a Dollar-Denominated Borrowing, in a minimum aggregate Dollar Amount of $20,000,000 and any larger multiple of $1,000,000 and (y) in the case of an Australian Dollar Borrowing, Canadian Dollar Borrowing, Hong Kong Dollar Borrowing or an Alternative Currency Borrowing, in a minimum aggregate Dollar Amount of $5,000,000 and in integral multiples of 500,000 units of the applicable currency (except that any such Borrowing may be in the aggregate amount available in accordance with this Section 2.01(a) and Section 3.02) and shall be made from the several Lenders ratably in proportion to their respective Available Commitments.

(b)                Within the foregoing limits, any Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

(c)                 Committed Canadian Dollar Loans shall, at the option of the Borrower, be made either by means of (i) Canadian Prime Rate Loans or (ii) CDOR Rate Loans.

Section 2.02.  Notice of Committed Borrowing.  A Borrower shall give the Applicable Agent notice (a “Notice of Committed Borrowing”) not later than (i) in the case of an Alternative Currency Borrowing, 10:30 a.m. (London time), on the third Euro-Currency Business Day before each such Alternative Currency Borrowing; (ii) in the case of an Australian Bill Rate Borrowing, 10:30 a.m. (London time) on the fourth Euro-Currency Business Day before such Australian Bill Rate Borrowing, (iii) in the case of a Base Rate Borrowing, 10:30 a.m. (New York City time) on the date of such Base Rate Borrowing; (iv) in the case of a Canadian Prime Rate Borrowing, 10:30 a.m. (Toronto time), on the Euro-Currency Business Day before such Canadian Prime Rate Borrowing; (v) in the case of a CDOR Rate Borrowing, 10:30 a.m. (Toronto time), on the third Euro-Currency Business Day before such CDOR Rate Borrowing; (vi) in the case of a Euro-Dollar Borrowing, 10:30 a.m. (New York City time), on the third Euro-Dollar Business Day before such Euro-Dollar Borrowing; (vii) in the case of a HIBOR Rate Borrowing, 10:30 a.m. (Hong Kong time), on the fourth Euro-Currency Business Day before such HIBOR Rate Borrowing, specifying:

(i)                                  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of an Australian Bill Rate Borrowing, Canadian Prime Rate Borrowing, CDOR Rate Borrowing, HIBOR Rate Borrowing, Euro-Currency Borrowing or Alternative Currency Borrowing;

(ii)                              the currency and the aggregate amount in the relevant currency and the Dollar Amount of such Borrowing; provided that if no currency is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected Dollars;

(iii)                          in the case of Committed Dollar Loans, whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Currency Rate; and

(iv)                          in the case of a Euro-Currency Borrowing, Australian Bill Rate Borrowing, CDOR Rate Borrowing and HIBOR Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and the location from which payments of the principal and interest on such Borrowing will be made, which will comply with the requirements of Section 2.14.

Section 2.03.  Competitive Bid Borrowings.  (a) The Competitive Bid Option.  In addition to Committed Borrowings pursuant to Section 2.01, any Borrower may, as set forth in this Section, request the Lenders during the Revolving Credit Period to make offers to make Competitive Bid Loans to such Borrower.  The Lenders may, but shall have no obligation to, make such offers and a Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)                Competitive Bid Quote Request.  When a Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 10:30 a.m. (New York City time) (or 10:30 a.m. (London time) in the case of a proposed Alternative Currency Borrowing) on (x) the fourth Euro-Dollar Business Day prior to the date of Borrowing proposed therein (or in the case of an Alternative Currency Borrowing, the fourth Euro-Currency Business Day), in the case of a LIBOR Auction or (y) the Business Day prior to the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as such Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i)                                  the proposed date of Borrowing, which shall be a Euro-Dollar Business Day (or in the case of an Alternative Currency Borrowing, a Euro-Currency Business Day) in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction in dollars,

(ii)                              the proposed currency of such Borrowing,

(iii)                          the aggregate amount of such Borrowing, which shall be (x) in the case of a Dollar-Denominated Borrowing, in a minimum aggregate Dollar Amount of $20,000,000 and any larger multiple of $1,000,000 and (y) in the case of an Alternative Currency Borrowing, in a minimum aggregate Dollar Amount of $5,000,000 and in integral multiples of 500,000 units of the applicable Alternative Currency,

(iv)                          the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(v)                              whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

A Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.  No Competitive Bid Quote Request shall be given within four Euro-Dollar Business Days (or such other number of days as the applicable Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

(c)                 Invitation for Competitive Bid Quotes.  Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders by telex or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the applicable Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d)               Submission and Contents of Competitive Bid Quotes.  (i) Each Lender may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes.  Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 10.01 not later than (x) 9:30 a.m. (New York City time) (or 9:30 a.m. (London time) in the case of an Alternative Currency Borrowing) on the third Euro-Dollar Business Day prior to the proposed date of Borrowing (or in the case of an Alternative Currency Borrowing, the third Euro-Currency Business Day), in the case of a LIBOR Auction or (y) 9:30 a.m. (New York City time) (or 9:30 a.m. (London time) in the case of an Alternative Currency Borrowing) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the applicable Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Rate Auction.  Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the applicable Borrower.

(ii)                              Each Competitive Bid Quote shall be substantially in the form of Exhibit D hereto and shall in any case specify:

(A)                                        the proposed date of Borrowing,

(B)                                         the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be (1) in the case of a Dollar-Denominated Borrowing, $5,000,000 or a larger multiple of $1,000,000 and (2) in the case of an Alternative Currency Borrowing, $500,000 or an integral multiple of 500,000 units of the applicable Alternative Currency, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted,

(C)                                         in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(D)                                        in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

(E)                                          the identity of the quoting Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii)                          Any Competitive Bid Quote shall be disregarded if it:

(A)                                        is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

(B)                                         contains qualifying, conditional or similar language;

(C)                                         proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D)                                        arrives after the time set forth in subsection (d)(i).

(e)                 Notice to Borrower.  The Administrative Agent shall promptly notify the applicable Borrower of the terms (x) of any Competitive Bid Quote submitted by a Lender that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request.  Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote.  The Administrative Agent’s notice to the applicable Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f)                  Acceptance and Notice by Borrower.  Not later than 10:30 a.m. (New York City time) (or 10:30 a.m. (London time) in the case of an Alternative Currency Borrowing) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing (or in the case of an Alternative Currency Borrowing, the third Euro-Currency Business Day), in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the applicable Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e).  In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  The applicable Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i)                                  the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii)                              the principal amount of each Competitive Bid Borrowing must be (x) in the case of a Dollar-Denominated Borrowing, in a minimum aggregate Dollar Amount of $20,000,000 and any larger multiple of $1,000,000 and (y) in the case of an Alternative Currency Borrowing, in a minimum aggregate Dollar Amount of $5,000,000 and in integral multiples of 500,000 units of the applicable Alternative Currency;

(iii)                          acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be; and

(iv)                          the applicable Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)                Allocation by Administrative Agent.  If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04.  Notice To Lenders; Funding of Loans.  (a) Upon receipt of a Notice of Borrowing, the Applicable Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the applicable Borrower.

(b)                On the date of each Borrowing, each Lender participating therein shall (except as provided in subsection (c) of this Section):

(1)                              if such Borrowing is to be made in dollars, make available its share of such Borrowing in dollars not later than 12:00 noon (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its office specified in or pursuant to Section 10.01; or

(2)                              if such Borrowing is to be made in Australian Dollars, Canadian Dollars, HK Dollars or an Alternative Currency, make available its share of such Borrowing in such currency (in such funds as may then be customary for the settlement of international transactions in Australian Dollars, Canadian Dollars, HK Dollars or such Alternative Currency, as applicable) to the account of the Applicable Agent at such time and place as shall have been notified by the Applicable Agent to the Lenders by at least three Euro-Currency Business Days’ notice.

(c)                 Unless the Applicable Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available to the Applicable Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Applicable Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Applicable Agent, such Lender and the applicable Borrower severally agree to repay to the Applicable Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Applicable Agent, at (i) in the case of the applicable Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Lender, the Federal Funds Rate (if such Borrowing is in dollars), the applicable Australian Bill Rate (if such Borrowing is in an Australian Dollars), the applicable CDOR Rate (if such Borrowing is in Canadian Dollars), the applicable HIBOR Rate (if such Borrowing is in HK Dollars) or the applicable London Interbank Offered Rate (if such Borrowing is in an Alternative Currency).  If such Lender shall repay to the Applicable Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)               Each Lender may, at its option, make any Loan available to a Borrower that is organized under the laws of a jurisdiction other than of the

United States or a political subdivision thereof or make any Loan that is denominated in Australian Dollars, Canadian Dollars, HK Dollars or in an Alternative Currency by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.05.  Evidence Of Debt.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender by such Borrower from time to time hereunder.

(b)                The Administrative Agent shall maintain accounts in which it shall record (i) the Dollar Amount of each Loan made to a Borrower hereunder, the class, type and, in the case of any Committed Alternative Currency Loans, currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)                 The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Lenders in accordance with the terms of this Agreement; provided further that in the event of a conflict between the entries maintained by the Administrative Agent and the Lender, the accounts of the Administrative Agent shall prevail (absent manifest error), and provided further that in the event of a conflict between the Register (maintained pursuant to Section 10.06(f)) and the entries of maintained by the Administrative Agent (maintained pursuant to clause (b) of this Section) the Register shall prevail (absent manifest error).

(d)               Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender, and its registered assigns, substantially in the form of Exhibit A hereto.  Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the payee named therein, and its registered assigns.  Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes.

Section 2.06.  Maturity of Loans.  (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

(b)                Each Competitive Bid Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the last day of the Interest Period applicable to such Loan.

Section 2.07.  Interest Rates.  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day.  Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on each date a Base Rate Loan is so converted.  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)                [Reserved].

(c)                 Each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Canadian Prime Rate Margin plus the Canadian Prime Rate for such day.  Such interest shall be payable quarterly in arrears on each Quarterly Date.  Any overdue principal of or interest on any Canadian Prime Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Canadian Prime Rate Loans for such day.

(d)               Each Australian Bill Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Australian Bill Rate Margin plus the Australian Bill Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day of such Interest Period.  Any overdue principal of or interest on any Australian Bill Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Australian Bill Rate Loans for such day.

(e)                 Each CDOR Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the CDOR Rate Margin plus the CDOR Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day of such Interest Period.  Any overdue principal of or interest on any CDOR Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to CDOR Rate Loans for such day.

(f)                  Each HIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the HIBOR Rate Margin plus the HIBOR Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day of such Interest Period.  Any overdue principal of or interest on any HIBOR Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to HIBOR Rate Loans for such day.

(g)                Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin plus the London Interbank Offered Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day of such Interest Period.

(h)                Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Currency Margin plus the London Interbank Offered Rate applicable to the Interest Period for such Loan and (ii) the sum of 2% plus the Euro-Currency Margin plus the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(i)                    Subject to Section 8.01, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan in accordance with Section 2.03.  Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.03.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(j)                    Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(k)                The Administrative Agent shall determine each interest rate applicable to the Loans hereunder pursuant to Section 2.16.  The Administrative Agent shall give prompt notice to the applicable Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(l)                    Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section.  If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

Section 2.08.  Fees.  (a) Subject to Section 2.20, the Company shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee (the “Facility Fee”), which shall accrue at the Facility Fee Rate (i) from and including the Closing Date to but excluding the date of termination of the Commitments in their entirety, on the average daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date the Loans shall be repaid in their entirety, on the average daily aggregate outstanding principal Dollar Amount of the Loans.

(b)                Subject to Section 2.20, the Company shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee (the “Letter of Credit Fee”) in Dollars accruing daily on the aggregate Dollar

Amount of all outstanding Letters of Credit at the Letter of Credit Fee Rate (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate Dollar Amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually and separately agreed from time to time by the Company and each Issuing Lender.  The Company shall also pay to each Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Company and such Issuing Lender.

(c)                 Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, in the case of clause (a), if later, the date the Loans shall be repaid in their entirety and, in the case of clause (b), if later, the date on which all Letters of Credit shall have been terminated).

Section 2.09.  Optional Termination or Reduction of Commitments.  During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $20,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount.

Section 2.10.  Method of Electing Interest Rates.  (a) The Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans and Dollar Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the applicable Borrower in the applicable Notice of Committed Borrowing.  Thereafter, the applicable Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to Section 2.07(c) and the provisions of Article 8 and the last sentence of this subsection (a)), as follows:

(i)                                  if such Loans are Base Rate Loans, the applicable Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

(ii)                              if such Loans are Euro-Dollar Loans, the applicable Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day, or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period as of any Euro-Dollar Business Day, subject to Section 2.15 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans;

(iii)                          [Reserved];

(iv)                          if such Loans are Australian Bill Rate Loans, the applicable Borrower may elect to continue such Loans as Australian Bill Rate Loans for an additional Interest Period as of any Euro-Currency Business Day, subject to Section 2.15 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans;

(v)                              if such Loans are Canadian Prime Rate Loans, the applicable Borrower may elect to convert such Loans to CDOR Rate Loans as of any Euro-Currency Business Day;

(iv)                          if such Loans are CDOR Rate Loans, the applicable Borrower may elect to convert such Loans to Canadian Prime Rate Loans as of any Euro-Currency Business Day, or elect to continue such Loans as CDOR Rate Loans for an additional Interest Period as of any Euro-Currency Business Day, subject to Section 2.15 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans;

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:00 a.m. (New York City time) on the third Euro-Dollar Business Day (or in the case of an Australian Dollar Borrowing, Canadian Dollar Borrowing, HK Dollar Borrowing or Alternative Currency Borrowing, the third Euro-Currency Business Day) before the conversion or continuation selected in such notice is to be effective.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal Dollar Amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each (x) in the case of a Dollar-Denominated Borrowing, $20,000,000 or any larger multiple of $1,000,000 and (y) in the case of an Australian Dollar Borrowing, Canadian Dollar Borrowing, HK Dollar Borrowing or Alternative Currency Borrowing, $5,000,000 or an integral multiple of 500,000 units of the applicable currency.  If no Notice of Interest Rate Election is timely delivered prior to the end of an Interest Period for any Euro-Dollar Loan, the Borrower shall be deemed to have elected that all Loans having such Interest Period shall be converted to Base Rate Loans effective as of the last day of such Interest Period.

(b)                Each Notice of Interest Rate Election shall specify:

(i)                                  the Group of Loans (or portion thereof) to which such notice applies;

(ii)                              the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)                          if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Australian Bill Rate Loans, CDOR Rate Loans or Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; provided that, if at the time such notice is delivered an Event of Default has occurred and is continuing, the duration of the Interest Period with respect to any Australian Bill Rate Loans, CDOR Rate Loans, Euro-Dollar Loans to which such notice applies shall be one month; and

(iv)                          if such Loans are to be continued as Australian Bill Rate Loans, CDOR Rate Loans, Euro-Dollar Loans or HIBOR for an additional Interest Period, the duration of such additional Interest Period; provided that, if at the time such notice is delivered an Event of Default has occurred and is continuing, the duration of the Interest Period with respect to any Australian Bill Rate Loans, CDOR Rate Loans, Euro-Dollar Loans or HIBOR to which such notice applies shall be one month.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)                 Upon receipt of a Notice of Interest Rate Election from the applicable Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by such Borrower.

(d)               A Borrower shall not be entitled to elect to convert any Committed Dollar Loans to, or continue any Committed Dollar Loans for an additional Interest Period as, Euro-Dollar Loans, in each case made to it, if a Default shall have occurred and be continuing when such Borrower delivers notice of such election to the Administrative Agent.

(e)                 An election by any Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.

(f)                  The initial Interest Period for each Group of Committed Alternative Currency Loans shall be specified by the applicable Borrower in the applicable Notice of Borrowing.  The applicable Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent, not later than the time set forth in Section 2.02 with respect to the relevant Type of Loan before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period).  Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 and shall be in integral multiples of 500,000 units of Australian Dollars, Canadian Dollars, HK Dollars or the relevant Alternative Currency.  If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the applicable Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).

Section 2.11.  Mandatory Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.12.  Optional Prepayments.  (a)  Subject in the case of any Fixed Rate Borrowing to Section 2.15, each Borrower may, upon at least one Domestic Business Days’ notice to the Administrative Agent, prepay any Base Rate Borrowing (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01) made to it or upon at least three Euro-Currency Business Days’ notice to the Administrative Agent and the Applicable Agent (if different), prepay any Euro-Currency Borrowing made to it, in each case in whole at any time, or from time to time in part in an aggregate Dollar Amount not less than $20,000,000 or in the case of any Loan denominated in dollars, any larger multiple of $1,000,000, or in the case of any Australian Dollar Loan, Canadian Dollar Loan, HK Dollar Loan or Committed Alternative Currency Loan in an aggregate Dollar Amount not less than $5,000,000 or any larger integral multiple of 500,000 units of the relevant currency, by paying (in the relevant currency) the principal Dollar Amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.

(b)                A Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan made to it prior to the maturity thereof except (i) as provided in subsection (a) above or (ii) with respect to any particular Competitive Bid Loan, as agreed upon between the Lender making such Loan and such Borrower so long as at the time such Borrower makes such prepayment no Default has occurred and is continuing.

(c)                 Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the applicable Borrower.

Section 2.13.  Determining Dollar Amounts of Committed Alternative Currency Loans; Related Mandatory Prepayments.  (a)  The Administrative Agent shall determine the Dollar Amount of each Committed Australian Dollar Loan, Committed Canadian Dollar Loan, Committed HK Dollar Loan or Committed Alternative Currency Loan promptly after it receives the related Notice of Committed Borrowing, based on the Exchange Rate on the second Euro-Currency Business Day, or, in the case of any Committed HIBOR Rate Loans, on the fifth Euro-Currency Business Day, before the date of Borrowing specified in such notice.  Thereafter, the Administrative Agent shall redetermine the Dollar Amount of each Committed Australian Dollar Loan, Committed Canadian Dollar Loan, Committed HK Dollar Loan or Committed Alternative Currency Loan on the last Euro-Currency Business Day of each calendar month while such Loan remains outstanding, based in each case on the Exchange Rate on such Euro-Currency Business Day.  The Administrative Agent shall promptly notify the applicable Borrower and the participating Lenders of each Dollar Amount so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(b)                The Administrative Agent shall determine the Dollar Amount of the Letter of Credit Liabilities related to each Letter of Credit promptly after it receives the related Notice of Issuance, based on the Exchange Rate on the third Euro-Currency Business Day before (or, solely in the case of a Letter of Credit denominated in Sterling, on) the date of issuance specified in such notice.  Thereafter, the Administrative Agent shall redetermine the Dollar Amount of each Letter of Credit on the last Euro-Currency Business Day of each calendar month while such Letter of Credit remains outstanding, based in each case on the Exchange Rate on such Euro-Currency Business Day.  The Administrative Agent shall promptly notify the applicable Borrower and the participating Lenders of each Dollar Amount so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(c)                 If, (i) on the last day of any Interest Period for any Borrowing, the Total Outstanding Amount at such time exceeds the aggregate amount of Commitments, the relevant Borrower shall, on such day, prepay Committed Loans included in such Borrowing in an amount equal to the lesser of (x) such excess and (y) the amount of such Borrowing and (ii) on the last day of any

Interest Period for any Australian Dollar Borrowing, Canadian Dollar Borrowing, HK Dollar Borrowing or Committed Alternative Currency Borrowing, the Dollar Amount of the aggregate principal amount of outstanding Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans or Committed Alternative Currency Loans exceeds the Alternative Currency Sublimit, the relevant Borrower shall, on such date, prepay Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans and Committed Alternative Currency Loans included in such Borrowing in an amount equal to the lesser of (x) such excess and (y) the amount of such Borrowing.

(d)               If, on the last Euro-Currency Business Day of any calendar month, after any redetermination of the Dollar Amounts pursuant to Section 2.13(a), the Total Outstanding Amount at such time exceeds 105% of the aggregate amount of Commitments, then the Borrowers shall, on the last Euro-Currency Business Day of the next calendar month (the “Prepayment Date”), prepay one or more Groups of Borrowings in an aggregate principal amount equal to the excess, if any, of the Total Outstanding Amount as of such Prepayment Date over the then outstanding Commitments.

(e)                 If, on the last Euro-Currency Business Day of any calendar month, after any redetermination of the Dollar Amounts pursuant to Section 2.13(a), the aggregate Dollar Amount of the aggregate Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans or Committed Alternative Currency Loans exceeds 105% of the Alternative Currency Sublimit, then the Borrowers shall, on the Prepayment Date, prepay one or more Groups of Borrowings in an aggregate principal amount equal to the excess, if any, of the aggregate Dollar Amount of the aggregate Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans or Committed Alternative Currency Loans as of such Prepayment Date over the Alternative Currency Sublimit.

Section 2.14.  General Provisions as to Payments.  (a)  Each Borrower shall make each payment of principal of, and interest on, the Loans and Letter of Credit Liabilities denominated in Dollars and of fees hereunder, not later than 12:00 noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without defense, set-off or counterclaim and free of any restriction or condition, to the Administrative Agent at its address referred to in Section 10.01.  Each Borrower shall make each payment of principal of, and interest on, the Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans and Committed Alternative Currency Loans in the relevant currency in such funds as may then be customary for the settlement of international transactions in such currency, to such account and at such time and at such place as shall have been notified by the Applicable

Agent to such Borrower and the Lenders by at least three Euro-Currency Business Days’ notice (or, solely in the case of Alternative Currency Borrowings denominated in Sterling, by at least one Euro-Currency Business Days’ notice).  The Borrower may specify in any notice delivered to the Administrative Agent and the Applicable Agent with respect to Australian Dollars, Canadian Dollars, HK Dollars or any Alternative Currency, one or more locations from which such Borrower may make payments of principal or of interest on any Committed Australian Dollar Loan, Committed Canadian Loan, Committed HK Dollar Loan or Committed Alternative Currency Loan in such currency; provided that the Administrative Agent approve such location.  The Applicable Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of principal of, or interest on, the Base Rate Loans, Letter of Credit Liabilities denominated in Dollars or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Australian Dollar Loans, the Canadian Dollar Loans, the HK Dollars Loans or the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Currency Business Day.  Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day.  Whenever any payment of principal of or interest on Letter of Credit Liabilities denominated in Australian Dollars, Canadian Dollars, HK Dollars or in an Alternative Currency shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)                Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that such Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (if such amount was distributed in dollars) or (ii) the rate per annum at which one-day deposits in the relevant currency are offered to the Administrative Agent in the London interbank market for such day (if such amount was distributed in an Alternative Currency).

Section 2.15.  Funding Losses.  If a Borrower makes any payment of principal with respect to any Fixed Rate Loan, any Fixed Rate Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) or continued on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if any Committed Alternative Currency Loan is converted to a Loan denominated in dollars pursuant to Article 8, or if a Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.12(a) or Section 2.10, respectively, such Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such prepayment or conversion or continuation or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to such Borrower and the Administrative Agent a certificate as to the amount of such loss or expense and setting forth the calculation thereof in reasonable detail, which certificate shall be conclusive in the absence of manifest error.

Section 2.16.  Computation of Interest and Fees.  Interest based on the Prime Rate, Canadian Prime Rate, CDOR Rate, Australian Bill Rate, HIBOR Rate and, in the case of Committed Alternative Currency Loans denominated in Sterling, the Euro-Currency Rate hereunder shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day); provided that if the Administrative Agent reasonably determines that a different basis of computation is the market convention for a particular Alternative Currency, such different basis shall be used.

Section 2.17.  [Reserved].

Section 2.18.  Regulation D Compensation.  (a)  Each Lender may require each Borrower to pay, contemporaneously with each payment of interest on the Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable London Interbank Offered Rate.  Any Lender wishing to require payment of such additional interest (x) shall so notify such Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after the giving of such notice and (y) shall notify such Borrower at least five Euro-Currency Business Days prior to each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.

(b)                [Reserved].

(c)                 If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements referred to in subsection (a) above) in respect of any of such Lender’s Euro-Currency Loans, such Lender may require each Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan up to but not exceeding the excess of (i) (A) the applicable Euro-Currency Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable Euro-Currency Rate.  Any Lender wishing to require payment of such additional interest (x) shall so notify such Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after the giving of such notice and (y) shall notify such Borrower at least five Euro-Currency Business Days prior to each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.

(d)               Any additional interest owed pursuant to subsection (a), (b) or (c) above shall be determined by the relevant Lender, which determination shall be conclusive and binding for all purposes except in the case of manifest error, and notified to each Borrower (with a copy to the Administrative Agent) at least five Euro-Currency Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to such Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

Section 2.19.  Letters of Credit.  (a) Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Letters of Credit hereunder denominated in Dollars, Australian Dollars, Canadian Dollars, HK Dollars, or in

an Alternative Currency from time to time until the tenth day prior to the Termination Date upon the request of the Company for its account or the account of any Subsidiary; provided that, immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the aggregate Dollar Amount of Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) the sum of the aggregate Dollar Amount of the aggregate principal amount of all outstanding Committed Australian Dollar Loans, Committed Canadian Dollar Loans, and Committed HK Dollar Loans and Committed Alternative Currency Loans plus the aggregate Dollar Amount of the aggregate Letter of Credit Liabilities for Letters of Credit denominated in Australian Dollars, Canadian Dollars, HK Dollars or in an Alternative Currency shall not exceed the Alternative Currency Sublimit and (iv) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Lender plus (y) the aggregate amount of all Letter of Credit Disbursements made by such Issuing Lender that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed such Issuing Lender’s Letter of Credit Commitment; provided, further, that any Issuing Lender may agree, in its sole discretion, to issue Letters of Credit in excess of its Letter of Credit Commitment, so long as after giving effect to such issuance, clauses (i), (ii) and (iii) of the immediately preceding proviso are satisfied.  Upon the date of issuance by any Issuing Lender of a Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments.

(b)                The Company shall give the applicable Issuing Lender notice at least (i) five Euro-Currency Business Days prior to the requested issuance of a Letter of Credit denominated in Australian Dollars, Canadian Dollars, HK Dollars or in an Alternative Currency and (ii) three Domestic Business Days prior to the requested issuance of a Letter of Credit denominated in dollars specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit, the nature of the transactions to be supported thereby and the proposed currency of such Letter of Credit (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”).  Upon receipt of a Notice of Issuance, the applicable Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.  The issuance by any Issuing Lender of any Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the applicable Issuing Lender and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the applicable Issuing Lender shall have reasonably requested.  The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the applicable Issuing Lender, such Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension.  Notwithstanding anything to the contrary in this Agreement, no Issuing Lender shall be under any obligation to issue, renew, amend or extend any Letter of Credit if:  (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, renewing, amending or extending the Letter of Credit, or any law, rule, regulation or treaty applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, renewal, amendment or extension of letters of credit generally or the Letter of Credit in particular; (ii) any Change in Law shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date or (iii) the Issuing Lender does not as of the issuance date of the requested Letter of Credit issue, renew, amend or extend Letters of Credit in the requested currency.

(c)                 Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Domestic Business Days prior to the Termination Date.

(d)               Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Lender as to the amount to be paid as a result of such demand or drawing and the payment date.  The Company shall be irrevocably and unconditionally obligated forthwith to reimburse the applicable Issuing Lender for any amounts paid by such Issuing Lender upon any drawing under any Letter of Credit, in the currency of such payment (a “Reimbursement Obligation”) without presentment, demand, protest or other formalities of any kind.  All such amounts paid by any Issuing Lender and remaining unpaid by the Company shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus (i) if such amount is denominated in Dollars, the sum of the Base Rate Margin plus the Base Rate for such day, (ii) if such amount is denominated in Australian Dollars, the rate otherwise applicable to Australian Bill Rate Loans for such day, (iii) if such amount is denominated in Canadian Dollars, the rate otherwise applicable to Canadian Prime Rate Loans for such day (iv) if such amount is denominated in HK Dollars, the rate otherwise applicable to HIBOR Rate Loans for such day and (v) if such amount is denominated in an Alternative Currency, the sum of the Euro-Currency Margin plus the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day.  In addition, each Lender will pay to the Administrative Agent, for the account of the applicable Issuing Lender, immediately upon such Issuing Lender’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Company, an amount equal to such Lender’s ratable share of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the applicable Issuing Lender’s demand for such payment (or, if such demand is made after 12:00 noon (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to (i) if such amount is denominated in Dollars, the Federal Funds Rate, (ii) if such amount is denominated in Australian Dollars, the applicable Australian Bill Rate, (iii) if such amount is denominated in Canadian Dollars, the applicable CDOR Rate (iv) if such amount is denominated in HK Dollars, the applicable HIBOR Rate and (v) if such amount is denominated in an Alternative Currency, the rate per annum at which one-day deposits in the relevant currency are offered by the principal London office of the Administrative Agent in the London interbank market for such day.  The applicable Issuing Lender will pay to each Lender ratably all amounts received from the Company for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto.

(e)                 The obligations of the Company under Section 2.19(d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i)                                  the use which may be made of any Letter of Credit by, or any acts or omission of, a beneficiary of any Letter of Credit (or any Person for whom the beneficiary may be acting);

(ii)                              the existence of any claim, set-off, defense or other rights that the Company may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including each Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)                          any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(iv)                          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v)                              payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the applicable Issuing Lender of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(vi)                          any other act or omission to act or delay of any kind by any Lender (including each Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.

(f)                  The Company hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which any Issuing Lender may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such Issuing Lender hereunder (but nothing herein contained shall affect any rights the Company may have against such defaulting Lender)), and none of the Lenders (including each Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in Section 2.19(e) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, and (iii) any consequences arising from causes beyond the control of any Issuing Lender, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Company shall not be required to indemnify any Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Company shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction by final and nonappealable judgment to have been caused by (x) the willful misconduct or gross negligence of the applicable Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the applicable Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit.  Nothing in this Section 2.19(f) is intended to limit the obligations of the Company under any other provision of this Agreement.  To the extent the Company does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(g)                If any Event of Default shall occur and be continuing, on the day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Company shall Cash Collateralize an amount in cash in the relevant currency equal to the Letter of Credit Liabilities as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or clause (h) of Section 6.01.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for Letter of Credit Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the Letter of Credit Liabilities at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Company under this Agreement.  If the Company is required to provide an amount of Cash Collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Euro-Dollar Business Days after all Events of Default have been cured or waived.

(h)                From time to time, the Company may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and by notice to the Lenders, designate as additional Issuing Lenders one or more Lenders that agree to serve in such capacity as provided below.  The acceptance by a Lender of any appointment as an Issuing Lender hereunder shall be evidenced by an instrument, which shall be in a form reasonably satisfactory to the Company, such Lender and the Administrative Agent, shall set forth the Letter of Credit Commitment of such Lender and shall be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement (i) such Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Lender in its capacity as an Issuing Lender.

Section 2.20.  Defaulting Lenders.  (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                  Facility Fees shall cease to accrue, or to be payable by the Company, on the Commitment of such Defaulting Lender pursuant to Section 2.08(a) for the account of such Defaulting Lender or otherwise;

(ii)                              the Commitment or Outstanding Committed Amount of such Defaulting Lender shall not be included in determining whether any Lender, the Required Lenders or all Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.05); provided, however, that this clause (ii) shall not (subject to Section 10.05) apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification specifically requiring the consent of such Lender or each Lender affected thereby (and in circumstances where the consent of “all Lenders” is required, such Defaulting Lender’s vote shall not be included except (A) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (B) the principal amount of, or interest or fees payable on, Loans or Letter of Credit Borrowings may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent); and

(iii)                          if any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:

(A)                                        all or any part of the Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the non-

Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that after giving effect to such reallocation the Outstanding Committed Amount of each non-Defaulting Lender does not exceed such Lender’s Commitment;

(B)                                         if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Company shall within three Domestic Business Days following notice by the Administrative Agent, Cash Collateralize for the benefit of the Issuing Lenders only the Company’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.19(g) for so long as such Letter of Credit Liabilities are outstanding;

(C)                                         if the Company Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (B) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are Cash Collateralized;

(D)                                        if the Letter of Credit Liabilities of the non-Defaulting Lenders are reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.08(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(E)                                          if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities are neither reallocated nor Cash Collateralized pursuant to Section 2.20(a)(iii)(A) or Section 2.20(a)(iii)(B) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lenders until and to the extent that such Letter of Credit Liabilities is reallocated and/or Cash Collateralized; and

(b)                So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the Defaulting Lender’s related exposure and its then outstanding Letter of Credit Liabilities will be 100% covered in accordance with the terms of this Agreement by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Company in accordance with Section 2.20(a)(iii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iii)(A) (and such Defaulting Lender shall not participate therein).

(c)                 If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Lenders shall have entered into arrangements with the Company or such Lender, satisfactory to each Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

(d)               In the event that the Administrative Agent, the Company and each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Committed Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Committed Loans in accordance with its Pro Rata Share.

Section 2.21.  Incremental Increase in Commitments.  (a)  At any time, if no Event of Default shall have occurred and be continuing, the Company may, if it so elects but subject to due authorization by all necessary corporate action, increase the aggregate amount of the Commitments (the “Incremental Commitments”), either by designating one or more financial institutions not theretofore Lenders to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed), or by agreeing with one or more existing Lenders that such Lender’s Commitment shall be increased.  The Incremental Commitments shall be treated as Commitments for all purposes under this Agreement, except as specifically addressed herein.  No Lender shall be obligated to make any Incremental Commitment unless it shall elect to do so in its sole and absolute discretion in response to the Company’s request.

(b)                Upon execution and delivery by the Company and such Lender or other financial institution of an instrument (the “Incremental Commitment Notice”) in form reasonably satisfactory to the Administrative Agent (which instrument shall specify the amount of each Commitment), such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided that:

(i)                                  the Company shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(ii)                              the amount of such Incremental Commitment, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 2.21 since the date of this Agreement, shall not exceed $500,000,000;

(iii)                          the Letter of Credit Sublimit and Alternative Currency Sublimit shall each be increased by an amount which bears the same ratio to the Increased Commitments as the Letter of Credit Sublimit and Alternative Currency Sublimit, respectively, bears to the aggregate Commitments then existing; and

(iv)                          after giving effect to such increase or new Commitment, the amount of the Commitment of any Lender shall not exceed 20% of the aggregate amount of the Commitments (excluding, for purposes of this clause (iv), any increase resulting solely from the merger or the acquisition of one Lender into or by another Lender).

Section 2.22.  Termination Date Extension.  (a)  The Company may, by notice to the Administrative Agent given not less than 45 days and not more than 90 days prior to each of the first and second anniversary of the Closing Date, request that the Lenders extend the Termination Date for an additional one-year period, in each such case.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  Each Lender shall respond to such request in writing within 20 calendar days after such request and any failure of a Lender to respond shall be deemed to be a denial of such request.  If the Required Lenders agree to such extension, the Termination Date shall be extended to the date specified in the Company’s extension request subject, with respect to each Non-Extending Lender, to the provisions of Section 2.22(b).

(b)                If any Lender does not consent to any extension request pursuant to Section 2.22(a) (a “Non-Extending Lender”) but the Required Lenders agree to such extension (each such Lender, an “Extending Lender”), then (i) the Termination Date for each Extending Lender shall be extended to the date specified in the Company’s extension request and (ii) the Commitments of each Non-Extending Lender shall, subject to the terms of Section 8.06, continue until the Termination Date for such Non-Extending Lender in effect prior to such extension.

(c)                 Notwithstanding the terms of Section 10.05, the Company and the Administrative Agent shall be entitled to enter into any amendments to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of a Termination Date pursuant to this Section 2.22.

ARTICLE 3

CONDITIONS

Section 3.01.  Closing.  The closing hereunder shall occur upon receipt by the Administrative Agent of the following documents, each dated the Closing Date unless otherwise indicated:

(a)                 the Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b)                (i) an opinion of Weil, Gotshal & Manges, LLP, counsel for the Obligors, substantially in the form of Exhibit E-1 hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request, and (ii) an opinion of Baker & McKenzie CVBA/SCRL, Belgium counsel for Estée Lauder NV, substantially in the form of Exhibit E-2 hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(c)                 the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses to be reimbursed or paid by the Company;

(d)               all documents the Administrative Agent may reasonably request relating to the existence of each of the Company and Estée Lauder NV, the corporate authority for and the validity of the execution and delivery of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(e)                 the Administrative Agent shall have received evidence reasonably satisfactory to it that all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Credit Agreement shall have been paid in full and that the commitments under the Existing Credit Agreement have been terminated;

(f)                  the Administrative Agent shall have received a certificate of an authorized officer of the Company certifying as to the satisfaction of the conditions set forth in clauses (c) and (d) of Section 3.02 (provided that with respect to clause (d) such certification shall apply to all representations and warranties); and

(g)                receipt by the Lenders of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall promptly notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02.  Borrowings and Issuances of Letters of Credit.  The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of any Issuing Lender to issue (or renew or extend the term of ) any Letter of Credit is subject to the satisfaction of the following conditions:

(a)                 receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or Section 2.03, or receipt by the applicable Issuing Lender of a Notice of Issuance as required by Section 2.19, as the case may be;

(b)                the fact that, immediately after such Borrowing or issuance of such Letter of Credit (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments, (ii) the aggregate amount of Letter of Credit Liabilities will not exceed the Letter of Credit Sublimit, (iii) the sum of the aggregate Dollar Amount of the aggregate principal amount of all outstanding Committed Australian Dollar Loans, Committed Canadian Dollar Loans, Committed HK Dollar Loans and Committed Alternative Currency Loans plus the aggregate Dollar Amount of the aggregate Letter of Credit Liabilities for Letters of Credit in Australian Dollars, Canadian Dollars, HK Dollars or an Alternative Currency shall not exceed the Alternative Currency Sublimit and (iv) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Lender plus (y) the aggregate amount of all Letter of Credit Disbursements made by such Issuing Lender that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed such Issuing Lender’s Letter of Credit Commitment; provided that any Issuing Lender may agree, in its sole discretion, to issue Letters of Credit in excess of its Letter of Credit Commitment, so long as after giving effect to such issuance, clauses (i), (ii) and (iii) of the immediately preceding proviso are satisfied;

(c)                 the fact that, immediately before and after such Borrowing or issuance of such Letter of Credit, no Default shall have occurred and be continuing;

(d)               the fact that the representations and warranties of the Company (and, in the case of a Borrowing or an issuance of a Letter of Credit by an Eligible Subsidiary, of such Eligible Subsidiary) contained in this Agreement (other than the representations and warranties in Sections 4.04(c) and 4.05) shall be true in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that if any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, such representation and warranty (as so qualified) shall be true and correct in all respects); and

(e)                 the closing shall have occurred in accordance with Section 3.01.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Company (and, in the case of a Borrowing or an issuance of a Letter of Credit by an Eligible Subsidiary, of such Eligible Subsidiary) on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

Section 3.03.  First Borrowing by Each Eligible Subsidiary.  The obligation of each Lender to make a Loan, and the obligation of each Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

(a)                 receipt by the Administrative Agent of an opinion of counsel for such Eligible Subsidiary reasonably acceptable to the Administrative Agent covering such matters relating to the transactions contemplated hereby as the Lenders may reasonably request;

(b)                receipt by the Administrative Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the corporate authority of and the validity of the execution and delivery of the Election to Participate, this Agreement and the Notes (if any) of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; and

(c) receipt by the Lenders of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 3.04.  Existing Credit Agreement.  (a) On the Closing Date, the “Commitments” and the “Alternative Currency Commitments”, if any, as defined in the Existing Credit Agreement shall terminate.

(b)                The Lenders that are parties to the Existing Credit Agreement, comprising the “Required Lenders” as defined therein, hereby waive any requirement of notice of termination of the “Commitments” (as defined in the Existing Credit Agreement) pursuant to Section 2.09 thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 4.01.  Corporate Existence and Power.  Each Obligor is an organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

Section 4.02.  Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Company (and, as applicable, each Eligible Subsidiary) of this Agreement and by the Company (and, as applicable, each Eligible Subsidiary) of the Notes (if any) (A) are within the corporate powers of the Company (and, as applicable, each Eligible Subsidiary), (B) have been duly authorized by all necessary corporate action, (C) require no action by or in respect of, or filing with, any governmental body, agency or official (other than those which have been made and are in full force and in effect), (D) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation, (ii) the certificate of incorporation, organizational documents or by-laws of the Company (and, as applicable, each Eligible Subsidiary), (iii) any agreement evidencing or governing Debt or of any other agreement or instrument, or (iv) any judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries, except, in the case of clauses (i), (iii) and (iv), as would not reasonably be expected to result in a Material Adverse Effect, and (E) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 4.03.  Binding Effect.  This Agreement constitutes a valid, legal and binding agreement of each Obligor and each Note (if any), when executed and delivered by the Company (and, as applicable, any Eligible Subsidiary) in accordance with this Agreement, will constitute a valid, legal and binding obligation of the Company (and, as applicable, such Eligible Subsidiary), in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or law.

Section 4.04.  Financial Information.  (a)  The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 30, 2016 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, reported on by KPMG LLP, a copy of which has been delivered to each of the Lenders, fairly present, in all material respects and in conformity with GAAP (except as expressly set forth in the notes thereto), the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)                [Reserved].

(c)                 On the Closing Date, there has been no material adverse change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, since June 30, 2016.

Section 4.05.  Litigation.  Except as described in Schedule 4.05 and in the Company’s Form 10-K or Form 10-Q most recently filed with the SEC, there is no action, suit or proceeding pending against, or to the knowledge of any Obligor, overtly threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes (if any).

Section 4.06.  Compliance with ERISA.  Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan and (b) no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07.  Environmental Matters.  In the ordinary course of its business, the Company reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with Environmental Laws, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities under Environmental Laws to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.08.  Taxes.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, other than taxes due pursuant to any such assessment which are being contested in good faith by appropriate proceedings.

Section 4.09.  Subsidiaries.  Each of the Company’s corporate Significant Subsidiaries (other than the Eligible Subsidiaries, with respect to which representations and warranties comparable to those set forth in this Section are being made in Section 4.01) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to be or have any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 4.10.  Regulatory Restrictions on Borrowing.  No Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11.  Full Disclosure.  All information heretofore furnished by each Obligor to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, and all such information hereafter furnished by each Obligor to the Administrative Agent or any Lender, in each case, when taken as a whole, does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were (or hereafter are) made.

Section 4.12.  Anti-Corruption Laws and Sanctions.  Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacity as such) with Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and, to the knowledge of such Borrower, their respective officers, employees and directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) any Borrower, any Subsidiary or, to the knowledge of any Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, or use of proceeds of the Loans will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Commitment hereunder or any amount payable in respect of any Loan remains unpaid or any Letter of Credit Liability remains outstanding:

Section 5.01.  Information.  The Company will furnish to each of the Lenders:

(a)                 as soon as available and in any event within 75 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of nationally recognized standing without any qualification or exception which (i) is of a “going concern” or similar nature or (ii) relates to the limited scope of examination of matters relevant to such financial statements;

(b)                as soon as available and in any event within 40 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statements of earnings for such quarter and the related consolidated statements of earnings and cash flows for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of earnings and cash flows, in comparative form the figures for the corresponding quarter (with respect to the statement of earnings only) and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and GAAP applied on a consistent basis by the chief financial officer or the chief accounting officer of the Company;

(c)                 within ten days after any Senior Officer of any Obligor obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Company setting forth the details thereof and the action which each Obligor is taking or proposes to take with respect thereto;

(d)               within ten days after the mailing thereof to the stockholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(e)                 within ten days after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission; provided that so long as the Company is a reporting company (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), the furnishing of such registration statements and reports shall be deemed satisfied upon posting of such registration statements and reports on the SEC’s website (www.sec.gov/edgar);

(f)                  if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the

Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take, except in the case of any events described in clauses (i) or (ii), which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect; and

(g)                from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

For purposes of this Section, the Company’s obligation to deliver the items referred to in Sections 5.01(a), (b), (d) and (e) will be deemed satisfied by (i) the electronic delivery to the Administrative Agent of such items, (ii) the posting of such items on a website to which the Lenders have access, and which shall have been designated in a notice delivered to the Lenders and the Administrative Agent or (iii) so long as the Company is a reporting company (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), the posting of such items on the SEC’s website (www.sec.gov/edgar) (it being understood that in the case of Section 5.01(b), such posting will be deemed a certification in satisfaction of the requirements of such clause).

Section 5.02.  Payment of Obligations.  The Company will pay and discharge, and will cause each Significant Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and will maintain, and will cause each Significant Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.03.  Insurance.  The Company will, and will cause each of its Significant Subsidiaries to, maintain (either in the name of the Company or in such Significant Subsidiary’s own name), with financially sound and responsible insurance companies or pursuant to a self-insurance program, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04.  Conduct of Business and Maintenance of Existence.  The Company will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect its corporate existence and rights, privileges and franchises necessary or desirable in the normal conduct of business (except, solely with respect to any Significant Subsidiary that is not a Borrower, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect); provided that nothing in this Section 5.04 shall prohibit the merger of a Significant Subsidiary into the Company or the merger or consolidation of a Significant Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing.

Section 5.05.  Compliance with Laws.

(a)                     The Company will comply, and cause each Significant Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                    The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.06.  Inspection of Property, Books and Records.  The Company will keep, and will cause each Significant Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made in all material respects of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Eligible Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided that (i) such inspections do not unreasonably interfere with the operations of such Person and (ii) such Lender is subject to the Company’s confidentiality obligations.

Section 5.07.  Mergers and Sales of Assets.  The Company will not, (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge with another Person if (x) the Company is the corporation surviving such merger and (y) after giving effect to such merger, no Default shall have occurred and be continuing.

Section 5.08.  Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by each Borrower for general corporate purposes as shall be determined by the Company from time to time.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.  No Borrower will request any Borrowing or Letter of Credit, and the Borrowers shall not, directly or, to their knowledge, indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions by any Borrower or any Subsidiary.

Section 5.09.  Negative Pledge.  The Company will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                     Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $50,000,000;

(b)                    any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c)                     any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within

90 days after the acquisition or substantial completion of construction thereof, as the case may be;

(d)                   any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(e)                     any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(f)                      any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased and is not secured by any additional assets;

(g)                    Liens imposed by any governmental authority for taxes, assessments, governmental charges, duties or levies not yet due or which are being contested in good faith and by appropriate proceedings; provided adequate reserves with respect thereto are maintained on the books of the Company and its Consolidated Subsidiaries in accordance with GAAP;

(h)                    Customary Permitted Liens;

(i)                        Liens (other than Liens described in clauses (g) or (h)) arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $300,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(j)                        Liens on cash and cash equivalents securing Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $100,000,000;

(k)                    Liens securing Permitted Securitization Financings in an aggregate principal or face amount at any date not to exceed the greater of (i) $400,000,000 and (ii) 15% of Consolidated Tangible Net Worth at the last day of the most recently ended fiscal quarter; and.

(l)                        Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal or face amount at any date not to exceed the greater of (i) $400,000,000 and (ii) 15% of Consolidated Tangible Net Worth at the last day of the most recently ended fiscal quarter.

Section 5.10.  Debt of Subsidiaries.  The Company will not permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt other than (i) Debt owing to the Company or a wholly owned Subsidiary, (ii) Debt created under this Agreement, (iii) any commercial paper issued by an Eligible Subsidiary the credit support for which is provided by this Agreement, (iv) Debt in respect of trade letters of credit, (v) other Debt in an aggregate principal amount outstanding not exceeding $600,000,000, (vi) Permitted Securitization Financings in an aggregate principal or face amount at any date not to exceed the greater of (A) $400,000,000 and (B) 15% of Consolidated Tangible Net Worth at the last day of the most recently ended fiscal quarter and (vii) extensions, refinancings, renewals or replacements of the Debt permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Debt being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.  For purposes of this Section any preferred stock of a Subsidiary held by a Person other than the Company or a Wholly-Owned Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in the “Debt” of such Subsidiary.

Section 5.11.  Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate (any such payment, investment, lease, sale, transfer, other disposition or transaction, an “Affiliate Transaction”) except on an arms-length basis on terms at least as favorable to the Company or such Subsidiary as terms that could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit (i) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing, (ii) any Affiliate Transaction approved by the independent directors (or any committee thereof) of the board of directors of the Company or any Subsidiary which is a party to such Affiliate Transaction, (iii) any Affiliate Transaction disclosed in the Proxy Statement under the heading “Certain Relationships and Related Transactions” or (iv) any Affiliate Transaction (other than any Affiliate Transaction described in clauses (i), (ii) or (iii)) in which the amount involved does not exceed $15,000,000.

ARTICLE 6
DEFAULTS

Section 6.01.  Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)                     any Borrower shall fail to pay when due any principal of any Loan or any Reimbursement Obligation or shall fail to pay any interest, fees or other amounts payable hereunder within five Domestic Business Days of the due date thereof;

(b)                    the Company shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.03, 5.05, 5.06 and 5.11; provided that with respect to Section 5.04, this clause (b) shall apply only with respect to the corporate existence of the Company;

(c)                     any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

(d)                   any representation, warranty, certification or statement made by any Obligor in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)                     the Company or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

(f)                      any event or condition shall occur which results in the acceleration of the maturity of any Material Debt;

(g)                    the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)                    an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Company or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i)                        any member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default within the meaning of Section 4219(c)(5) of ERISA with respect to, one or more Multiemployer Plans; and any such event or events described in this Section 6.01(i) individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(j)                        judgments or orders for the payment of money in excess of $175,000,000 (net of any insurance with respect to which the carrier has acknowledged coverage) shall be rendered against the Company or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

(k)                    there occurs a Change of Control; or

(l)                        the Guaranty or any provision thereof shall be found or held invalid or unenforceable by a court of competent jurisdiction or the Company shall have repudiated its obligations under the Guaranty;

then, following the occurrence and during the continuance of every such event, the Administrative Agent shall (i) if requested by Required Lenders, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% of the aggregate principal Dollar Amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; provided that in the case of any of the Events of Default specified in clause 6.01(g) or 6.01(h) above with respect to the Company or any other applicable Obligor, without any notice to any Obligor or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

Section 6.02.  Notice of Default.  The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7
THE ADMINISTRATIVE AGENT

Section 7.01.  Appointment and Authorizations.  Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 7.02.  Agents and Affiliates.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 7.03.  Action by Agents.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.05), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.05) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04.  Consultation with Experts.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for any Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05.  Delegation of Duties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06.  Indemnification.  Each Lender shall, ratably in accordance with its Commitment (or, if at any time the Commitments shall have been terminated, ratably in accordance with the aggregate outstanding principal Dollar Amount of Loans of such Lender), indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by any Obligor but without limiting their obligation to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07.  Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower and shall resign if requested by the Required Lenders.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor to the Administrative Agent approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Company shall be necessary if an Event of Default has occurred and is continuing.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 7.08.  Administrative Agent’s Fees.  The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

Section 7.09.  Other Agents Not Liable.  Nothing in this Agreement shall impose upon Citibank, N.A., BNP Paribas, Bank of America, N.A. or The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their capacities as Syndication Agents, or JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., BNP Paribas

Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated or The Bank of Tokyo-Mitsubishi UFJ, Ltd., in their capacities as Joint Arrangers and Joint Bookrunners, any duties or responsibilities whatsoever.  No Syndication Agent, Joint Bookrunner and Joint Arranger shall have or deemed to have any fiduciary relationship with any Lender.

Section 7.10.  Credit Decision.  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE 8
CHANGE IN CIRCUMSTANCES

Section 8.01.  Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Australian Bill Rate Loan, CDOR Rate Loan, HIBOR Rate Loan, Euro-Currency Loan or Competitive Bid LIBOR Loan:

(a)                     the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the London Interbank Offered Rate for such Interest Period, or

(b)                    the Administrative Agent is advised by the Reference Banks that deposits in the relevant currency (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

(c)                     in the case of Euro-Currency Loans, Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Currency Loans in the relevant currency for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Australian Bill Rate Loan, CDOR Rate Loan, HIBOR Rate Loan, or Euro-Currency Loans in the relevant currency or to continue or convert outstanding Loans as or into Australian Bill Rate Loan, CDOR Rate Loan, HIBOR Rate Loan, or Euro-Currency Loans in the relevant currency, as the case may be, shall be suspended, (ii) each outstanding Australian Bill Rate Loan, CDOR Rate Loan, HIBOR Rate Loan, and Euro-Currency Loan shall be prepaid (or in the case of an affected Loan denominated in dollars, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto, (iii) unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing denominated in dollars for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (x) if such Fixed Rate Borrowing is a Committed Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (y) if such Fixed Rate Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day and (iv) any request for a Committed Australian Dollar Loan, Committed Canadian Dollar Loan, Committed HK Dollar Loan or Committed Alternative Currency Loan shall be ineffective.

Section 8.02.  Illegality.

(a)                     If, on or after the date of this Agreement, any Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Currency Lending Office or Canadian Lending Office) to make, maintain or fund any of its Australian Bill Rate Loans, CDOR Rate Loans, HIBOR Rate Loans or Euro-Currency Loans in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Australian Bill Rate Loans, CDOR Rate Loans, HIBOR Rate Loans or Euro-Currency Loans in such currency, or to convert or continue outstanding Loans into Australian Bill Rate Loans, CDOR Rate Loans, HIBOR Rate Loans or Euro-

Currency Loans in such currency, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Currency Lending Office or Canadian Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.  If such notice is given, each Euro-Currency Loan of such Lender then outstanding in such currency shall be converted at the Exchange Rate on the day of conversion to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Currency Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

(b)                    If by reason of the fact that an Eligible Subsidiary is organized in, or conducts business in, a jurisdiction outside the United States, it is unlawful or impracticable under any applicable Law or regulation for such Lender (or its Applicable Lending Office) to make or maintain Loans to such Eligible Subsidiary, such Lender (an “Ineligible Lender”) shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or maintain Loans to such Eligible Subsidiary shall be suspended.  If such notice is given, the Company shall, effective on or before the date that such Eligible Subsidiary shall have the right to make a Borrowing hereunder, (i) replace or terminate the Commitments of such Ineligible Lender in accordance with Section 2.09, (ii) cancel its request to designate such Subsidiary as an Eligible Subsidiary hereunder or (iii) prepay each Loan of such Ineligible Lender (x) in the case of any Euro-Currency Loan held by such Ineligible Lender, on the last day of the then current Interest Period applicable thereto if such Ineligible Lender may lawfully continue to maintain such Loan to such day or (y) immediately if clause (x) does not apply.

Section 8.03.  Increased Cost and Reduced Return.  (a)  If on or after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit or (y) the date of any related Competitive Bid Quote, in the case of any Competitive Bid Loan, any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Currency Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant interest period under Section 2.21), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any

Lender (or its Applicable Lending Office) or shall subject any Lender to any taxes (other than any taxes indemnified under Section 8.04 or excluded in the definition of Taxes) on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities attributable or allocated thereto, or impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Note (if any) or its obligation to make Fixed Rate Loans or its obligations hereunder with respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note (if any) with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay, or shall cause another Borrower to pay, to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                    If any Lender, other than a Defaulting Lender, shall have determined that, after the date hereof, any Change in Law, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c)                     Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will use reasonable efforts to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and the calculation thereof in reasonable detail shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Notwithstanding anything to the contrary in this Section, the Company or relevant Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Company or such Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Company or relevant Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 8.04.  Taxes.  (a)  For the purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Obligor pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise, branch profits or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, as a result of a present or former connection, in each case, between such jurisdiction and the Lender or the Administrative Agent and (ii) in the case of each Lender (other than an Assignee pursuant to a request by a Borrower), any United States withholding tax (including tax imposed by FATCA) imposed on such payments at the time such Lender first becomes a party to this Agreement or designates a new Applicable Lending Office, except with respect to an Assignee to the extent that its assignor was entitled to receive additional amounts in relation to withholding taxes pursuant to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b)                    Any and all payments by any Obligor to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if an Obligor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions, (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) as soon as practicable but in no event later than 30 days after the date of such payment, such Obligor shall furnish to the Administrative Agent, at its address referred to in Section 10.01, the original receipt or a certified copy of a receipt evidencing payment thereof.

(c)                     Each Obligor agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be paid within 30 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(d)                   Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any this Agreement or any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding or any party to make any filings required by law.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable requirements of law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing,

(i) Each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with two properly completed and duly executed copies of (A) Internal Revenue Service form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States; (B) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (i) a certificate to the effect that such Lender is not: (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code; and (ii) two properly completed and duly executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate; or (C) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.  Such forms shall be delivered by any Non-U.S. Lender that changes its Applicable Lending Office.

(ii)      Each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide the Company and Administrative Agent with two properly completed and duly executed copies of Internal Revenue Service form W-9, or any subsequent versions or successor thereto as may be prescribed by applicable law establishing that the Lender (or any Participant) is not subject to United States backup withholding tax.

(e)                     For any period with respect to which a Lender has failed to provide the Company or the Administrative Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)                      If any Obligor is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will, upon request by such Obligor, use reasonable efforts to change the jurisdiction of its Applicable Lending Office if, in the sole judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

(g)                    If a payment made to a Lender under this Agreement or any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund including a refund that such Administrative Agent or Lender decided to apply to future Taxes, a refund of any indemnified Taxes or Other Taxes as to which it has been indemnified by any party or with respect to which such party has paid additional amounts pursuant to this Section 8.04, it shall pay over such refund to such party (but only to the extent of indemnity payments made, or additional amounts paid, by such party under this Section 8.04 with respect to the indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that such party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to such party (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to any party pursuant to this paragraph (h) to the extent that the payment thereof would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or such

Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant party or any other Person.

Section 8.05.  Base Rate Loans Substituted for Affected Fixed Rate Loans.  If (i) the obligation of any Lender to make, or to convert or continue outstanding Loans to, Euro-Currency Loans in any currency has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans in any currency and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)                     all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Currency Loans in such currency shall be made instead as Base Rate Loans (in the case of Committed Alternative Currency Loans, in the same Dollar Amount as the Euro-Currency Loan that such Lender would otherwise have made in the Alternative Currency (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Lenders); and

(b)                    after each of its Euro-Currency Loans in such currency has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Currency Loan denominated in the relevant currency, as the case may be, on the first day of the next succeeding Interest Period applicable to the related Euro-Currency Loans of the other Lenders. If such Loan is converted into an Committed Alternative Currency Loan, such Lender, the Administrative Agent and the relevant Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Committed Alternative Currency Loan) so that such Committed Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never applied thereto.

Section 8.06.  Substitution of Lenders.  If (i) the obligation of any Lenders to make Euro Currency Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04, (iii) any Lender is a Defaulting Lender, (iv) any Lender fails to give its consent for any amendment or waiver requiring the consent of 100% of the Lenders or all affected Lenders (and such Lender is an affected Lender) and for which the Required Lenders have consented or (v) fails to give its consent to an extension of any Termination Date to which the Required Lenders have consented, the Company shall have the right, with the assistance of the Administrative Agent and the Issuing Lenders, at the Company’s sole expense, to seek a substitute lender or lenders (which may be one or more of the Lenders), satisfactory to the Company, the Administrative Agent and the Issuing Lenders, without recourse to the applicable Lender, to purchase the Loans and assume the Commitments and Letter of Credit Liabilities of such Lender, for a purchase price equal to the aggregate outstanding principal of such Loans and any funded and outstanding participations in Letter of Credit Disbursements (together with any accrued and unpaid interest thereon and breakage costs, if any) or such other purchase price as such Lender and substitute lender or lenders shall agree upon provided that (a) such Lender shall have received from the Company (or assignee Lender, if agreed) payment of accrued fees and all other amounts payable to it hereunder and under the other Loan Documents not otherwise contemplated in the purchase price referred to above, (b) such assignment does not conflict with applicable law and (c) in the case of any assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES

Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

Section 9.01.  Corporate Existence and Power.  It is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is a Wholly-Owned Consolidated Subsidiary.

Section 9.02.  Corporate Governmental Authorization; No Contravention.  The execution and delivery by it of its Election to Participate and its Notes (if any), and the performance by it of this Agreement and its Notes (if any), (A) are within its corporate powers, (B) have been duly authorized by all necessary company action, (C) require no action by or in respect of, or filing with, any governmental body, agency or official (other than those already obtained or made and in full force and effect), (D) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation, (ii) its certificate of incorporation, articles of incorporation (or the equivalent organizational documents) or by-laws (or the equivalent governing documents), (iii) any agreement evidencing or governing Debt or of any other agreement or instrument, or (iv) any judgment, injunction, order or decree binding upon the Company or such Eligible Subsidiary, except, in the case of clauses (i), (iii) and (iv), as would not reasonably be expected to result in a Material Adverse Effect, and (E) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 9.03.  Binding Effect.  This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, when and if executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or law.

ARTICLE 10
MISCELLANEOUS

Section 10.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire, (c) in the case of any Eligible Subsidiary, to it in care of the Company or (d) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent or the Issuing Lenders under Article 2 or Article 8 shall not be effective until received.

Section 10.02.  No Waivers.  No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03.  Expenses; Indemnification.  (a)  The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and the Joint Arrangers, including reasonable fees and disbursements of special counsel for the Administrative Agent (which in the absence of a conflict of interest shall be limited to one primary counsel for the Administrative Agent and the Joint Arrangers, collectively, plus, if advisable in the judgment of the Administrative Agent, one local counsel per jurisdiction for the Administrative Agent and the Joint Arrangers, collectively), in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof and (ii) all out of pocket expenses incurred by the Administrative Agent, each Issuing Lender and each Lender including (without duplication) the fees and disbursements of outside counsel, in connection with any collection, bankruptcy, insolvency and other enforcement proceedings resulting from any Event of Default.

(b)                    The Company agrees to indemnify the Administrative Agent, each Issuing Lender, each Joint Arranger and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (which, in the absence of a conflict of interest, shall be limited to one primary counsel for the Indemnitees, collectively, plus, if advisable in the judgment of such Indemnitees, one local counsel per jurisdiction for all such Indemnitees, collectively), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or overtly threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  Each Indemnitee agrees to notify the Company promptly of any proceeding in respect of which it will seek indemnification hereunder; provided, however, that the failure of any Indemnitee so to notify the Company shall not affect the rights of such Indemnitee hereunder; but provided, further, that the Company shall be entitled to assert by separate action against such Indemnitee any claim for actual damages incurred by the Company as a consequence of such failure by such Indemnitee to give such notice.  In the event any action, suit or proceeding is brought against any Indemnitee by any Person other than a Lender, the Administrative Agent, an Issuing Lender or any of their respective affiliates (a “third party action”), (i) the Company shall be entitled, upon written notice to such Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to such Indemnitee unless (x) the employment by such Indemnitee of separate counsel has been specifically approved by the Company in writing or (y) the designated parties to the proceeding in which such claim, demand, action or cause of action has been asserted include (or are reasonably likely to include) both such Indemnitee and any of the Obligor, or any Affiliate (each, a “designated related party”) and in the opinion of counsel for such Indemnitee there exist one or more defenses that may be available to such Indemnitee which are in conflict with those available to any designated related party, (ii) such Indemnitee shall be entitled to employ separate counsel and to participate in the investigation and defense of any such third party action (whether or not the Company has elected to assume such investigation and defense as contemplated by clause (i) above) and (iii) the fees and expenses of any separate counsel employed by any Indemnitee in connection with any such third party action shall be borne by such Indemnitee except (x) under the circumstances contemplated by subclauses (x) and (y) of clause (i) above or (y) if such Indemnitee has reasonably concluded that the Company is failing actively and diligently to defend such third party action (whether or not the Company has elected to assume such investigation and defense as contemplated by clause (i) above).  The Company shall not settle or compromise any action or claim without the relevant Indemnitee’s consent if the settlement or compromise involves any performance by, or adverse admission of, such Indemnitee.  To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this sentence shall relieve the Company of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.  The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 10.04.  Sharing of Set-Offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Loan and Letter of Credit Liability held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Obligors other than its indebtedness hereunder.  Each Obligor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan and Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Obligor in the amount of such participation.

Section 10.05.  Amendments and Waivers.  Except as explicitly set forth in Section 2.12(b), any provision of this Agreement or the Notes (if any) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor and the Required Lenders (and, if the rights or duties of the Administrative Agent or the Issuing Lenders are affected thereby, by the Administrative Agent and the Issuing Lenders, respectively); provided that, except as explicitly set forth in Section 2.12(b) and subject to Section 2.20 with respect to any Defaulting Lender, no such amendment or waiver shall, (x) (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation unless signed by such Lender, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder unless signed by each Lender directly affected thereby or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any fees hereunder or for any scheduled reduction or termination of any Commitment unless signed by each Lender directly affected thereby or (y) unless signed by all the Lenders (i) release the Company from any of its obligations under Article 11, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or the aggregate amount of the Letter of Credit Liabilities, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (iii) amend or waive the provisions of Section 10.04, this Section 10.05, Section 10.06(a) or the definition of Required Lenders.

Increases in Commitments and related modifications pursuant to Section 2.21 and extension of Commitments and related modifications pursuant to Section 2.22 are not amendments subject to the provisions of this Section.

Section 10.06.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (i) none of the Obligors may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                    Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitments or any or all of its Loans and Letter of Credit Liabilities.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to each Obligor and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in the proviso in Section 10.05 without the consent of the Participant.  Each Obligor agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.18 and Article 8 with respect to its participating interest as if it were a Lender.  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of and as a participating interest granted in accordance with this subsection (b).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error.

(c)                     With the prior written consent of the Administrative Agent, the Issuing Lenders and, so long as no Event of Default has occurred and is continuing, the Company, which consents shall not be unreasonably withheld or delayed (provided that the Company shall be deemed to have consented to any assignment unless the Company shall object thereto by written notice to the Administrative Agent within fifteen (15) Domestic Business Days after having received a request for such consent) (provided, further, that if an Assignee (as defined below) is an affiliate of any Lender, was a Lender immediately prior to such assignment or is an Approved Fund, no such consent from the Administrative Agent, Issuing Lenders or Company shall be required and no minimum assignment amount shall apply to any such assignment), any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”; provided that none of the Company or its Affiliates nor any natural person shall be an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment in an amount of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes (if any), and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto; provided that (i) such assignment may, but need not, include rights of the transferor Lender in respect of outstanding Competitive Bid Loans; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned; (iii) the Assignee, if not already a Lender hereunder, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Obligors and their related parties or their respective securities) will be made available; and (iv) no assignment shall be made to a Defaulting Lender.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee.  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  The Assignee, if not already a Lender hereunder, shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d)                   Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note (if any) to a Federal Reserve Bank.  No such assignment shall release the transferor Lender from its obligations hereunder.

(e)                     No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 8.04 unless such Participant agrees to comply with Section 8.04(d) as though it were a Lender (it being understood that the documentation required under Section 8.04(d) shall be delivered to the Participating Lender).

(f)                      The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Letter of Credit Liabilities owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(g)                    Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any written consent to such assignment required by paragraph (c) of this Section, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.14(b), Section 2.19(a) or Section 2.19(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (including a Note as defined in Section 2.05(d)).

(h)                    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) sponsored by a Granting Lender and identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitments of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary in this Section 10.06, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institution providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans; provided that any such assignment to a financial institution other than to the Granting Lender shall require the consent of the Company and the Administrative Agent, which consent shall be provided in the sole and absolute discretion of the Company or the Administrative Agent, as the case may be, and (ii) disclose any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that any such Person (other than a rating agency) signs a confidentiality agreement which contains substantially the same provisions as set forth in Section 10.12.  As this Section 10.06(f) applies to any particular SPC, this Section 10.06(f) may not be amended without the written consent of such SPC.  Additionally, the Company shall not be subject to any increased costs pursuant to Section 8.03, indemnity claims pursuant to Section 10.03(b) or increased taxes pursuant to Section 8.04 (collectively, “Increased Costs”) with respect to an SPC if the Company would not have been subjected to such Increased Costs had the Loan not been funded (directly or indirectly) by the SPC and any payment for any such Increased Costs shall be limited to the amounts that the Company would have been required to pay to the Granting Lender if such Loan had not been so funded by the SPC; provided, however, that the SPC shall be entitled to the benefits of Article 8 and Section 10.03 with respect to the interest granted to it by the Granting Lender to the extent that the Granting Lender was entitled to such benefits pursuant to this Agreement.

Section 10.07.  Collateral.  Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.08.  Governing Law, Submission to Jurisdiction .  This Agreement and each Note (if any) shall be governed by and construed in accordance with the laws of the State of New York.  Each Obligor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.09.  Service of Process.  Without limiting the foregoing, each Eligible Subsidiary hereby irrevocably designates The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153, as the designee, appointee and agent of such Eligible Subsidiary to receive, for and on behalf of such Eligible Subsidiary, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or any Note.  It is understood that a copy of such process served on such agent will be promptly forwarded by mail to such Eligible Subsidiary at its address set forth opposite its signature below, but the failure of such Eligible Subsidiary to receive such copy shall not affect in any way the service of such process.

Section 10.10.  Counterparts; Integration; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, facsimile, electronic mail or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 10.11.  WAIVER OF JURY TRIAL.  EACH OBLIGOR, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.12.  Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep any information delivered or made available by any Obligor pursuant to this Agreement confidential from anyone other than persons employed or retained by the Administrative Agent or such Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing such information (a) to any persons employed or retained by the Administrative Agent or any other Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby so long as such Person agrees to keep such information confidential in accordance with the provisions of this Section 10.12, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement or, to the knowledge of the Administrative Agent or such Lender, by any other Person as a result of a disclosure by such Person in violation of an obligation of confidentiality, (f) to the extent necessary, in connection with any litigation to which the Administrative Agent, any Lender or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lender’s or the Administrative Agent’s legal counsel and independent auditors, (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (j) subject to an agreement containing provisions substantially similar to those contained in this Section, to (i) any actual or proposed Participant or Assignee or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations.  Each Lender and the Administrative Agent shall give the Company prompt notice of any disclosure made by such Lender or the Administrative Agent, as the case may be, as permitted pursuant to clauses (c), (d) (other than any such disclosure made by any Lender to bank examiners during any examination of such Lender conducted in the ordinary course by such examiners) or (f) of this Section, but solely to the extent permitted by law and, in the case of any disclosure permitted pursuant to clause (f), solely to the extent that the interests of such Lender or the Administrative Agent, as the case may be, and the applicable Obligor in the relevant litigation are not adverse in any material respect.  Additionally, the Company agrees to maintain the confidentiality of any information relating to a rate provided by the Administrative Agent or any Reference Bank pursuant to the definition of “Australian Bill Rate”, “CDOR Rate” or “London Interbank Offered Rate”, except (a) to its directors, officers, employees, advisors or Affiliates on a confidential and need-to-know basis in connection herewith, (b) as consented to by the Administrative Agent or such Reference Lender, as applicable or (c) as required by law (including securities laws and GAAP), regulation, judicial or governmental order, subpoena or other legal process or is requested or required by any governmental or regulatory authority or exchange (in which case the Company agrees to inform the Administrative Agent or such Reference Bank, as applicable, promptly thereof prior to such disclosure, unless the Company is prohibited from giving such notice).

Section 10.13.  Conversion of Currencies.  (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Eligible Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Euro-Currency Business Day immediately preceding the day on which final judgment is given.

(b)                    The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Euro-Currency Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.14.  European Economic and Monetary Union.  (a) Definitions.  In this Section 10.14 and in each other provision of this Agreement to which reference is made in this Section 10.14 expressly or impliedly, the following terms have the meanings given to them in this Section 10.14:

“Euro Unit” means the currency unit of the Euro;

“National Currency Unit” means the unit of currency (other than a Euro Unit) of a Participating Member State;

(b)                    Redenomination and Eligible Currencies.  On the date on which any state that is not a Participating Member State on the date hereof becomes a Participating Member State, each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of such Participating Member State shall be redenominated into the Euro Unit in accordance with EMU Legislation.

(c)                     Loans.  Any Loan in the currency of a state that becomes a Participating Member State after the date hereof shall be made in the Euro Unit after the date on which such state becomes a Participating Member State.

(d)                   Payments by the Administrative Agent to the Lenders.  Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a state that becomes a Participating Member State after the date hereof shall be paid in the Euro Unit after the date on which such state becomes a Participating Member State.

Section 10.15.  USA Patriot Act.  Each Lender subject to the Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the names and addresses of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

Section 10.16.  Acknowledgement and Consent to Bail-in of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                             a reduction in full or in part or cancellation of any such liability;

(ii)                         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.17.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.18.  No Fiduciary Duty.  The Company agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, the Company and its Subsidiaries, on the one hand, and the Administrative Agent, the Issuing Lenders, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Lenders, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Company acknowledges and agrees that the Administrative Agent, each Issuing Lender, each Lender and their Affiliates may have economic interests that conflict with those of the Company and its Subsidiaries, their stockholders and/or their affiliates.

ARTICLE 11
GUARANTY

Section 11.01.  The Guaranty.  The Company hereby unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to each Borrower (other than the Company) pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each such Borrower under this Agreement (including any interest, fees, costs, expenses and other obligations that accrue after the commencement of any bankruptcy, insolvency, reorganization or similar case or proceeding, or which would have accrued but for such case, proceeding or other action and whether or not such interest, fees, costs, expenses or other obligations are allowed or allowable as a claim in such case, proceeding or other action).  Upon failure by any Borrower (other than the Company) to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner and currency specified in this Agreement.

Section 11.02.  Guaranty Unconditional.  The obligations of the Company under this Article 11 shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)                             any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Borrower under this Agreement or any Note, by operation of law or otherwise;

(ii)                         any modification or amendment of or supplement to this Agreement or any Note;

(iii)                     any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Borrower under this Agreement or any Note;

(iv)                     any change in the corporate existence, structure or ownership of any other Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Borrower or its assets or any resulting release or discharge of any obligation of any other Borrower contained in this Agreement or any Note;

(v)                         the existence of any claim, set-off or other rights which the Company may have at any time against any other Borrower, the Administrative Agent, any Issuing Lender, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)                     any invalidity or unenforceability relating to or against any Borrower for any reason of this Agreement or any Note, or any provision of applicable law or regulation affecting any term of the obligations guaranteed under this Article 11 or purporting to prohibit the payment by any Borrower of the principal of or interest on any Note or any other amount payable by any Borrower under this Agreement; or

(vii)                 any other act or omission to act or delay of any kind by any Borrower, the Administrative Agent, any Issuing Lender, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations under this Article 11.

Section 11.03.  Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  The Company’s obligations under this Guaranty shall remain in full force and effect until the Commitments shall have terminated, the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full and no Letter of Credit Liabilities remain outstanding.  If at any time any payment of the principal of or interest on any Loan, any reimbursement obligation or any other amount payable by any Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, the Company’s obligations under this Guaranty with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 11.04.  Waiver by the Company.  The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower or any other Person.

Section 11.05.  Subrogation.  Upon making any payment with respect to any other Borrower under this Guaranty, the Company shall be subrogated to the rights of the payee against such Borrower with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation until all amounts of principal of and interest on the Loans and all other amounts payable by such Borrower under this Agreement have been paid in full and no Letter of Credit Liabilities remain outstanding.

Section 11.06.  Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any other Borrower under this Agreement or the Notes (if any) is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company forthwith on demand by the Agent made at the request of the requisite proportion of the Lenders specified in Section 6.01 of this Agreement.

Section 11.07.  Limitation of Liability.  Notwithstanding the other provisions of this Article 11, the obligations of the Company hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law of any State of the United States of America.

Section 11.08.  Notice of Commitment Termination.  The Company hereby gives notice that the Company wishes to terminate the commitments under the Existing Credit Agreement, effective as of the Closing Date.  Each Lender that is a party to the Existing Credit Agreement, by its execution hereof, waives any requirement of prior notice set forth therein as a condition to the right of the Company to terminate the commitments thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE ESTÉE LAUDER COMPANIES INC., as Borrower and the Company

By:	/s/ Adil Mistry
	Name:	Adil Mistry
	Title:	Senior Vice President and Corporate Treasurer

ESTÉE LAUDER NV, as Eligible Subsidiary

By:	/s/ Adil Mistry
	Name:	Adil Mistry
	Title:	Senior Vice President and Corporate Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and Lender

By:	/s/ Alicia Schreibstein
	Name:	Alicia Schreibstein
	Title:	Executive Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., Toronto Branch

By:	/s/ Michael N. Tam
	Name:	Michael N. Tam
	Title:	Executive Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Syndication Agent, Issuing Lender and Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to Credit Agreement]

BNP PARIBAS, as Syndication Agent, Issuing Lender and Lender

By:	/s/ Karim Remtoula
	Name:	Karim Remtoula
	Title:	Vice President

By:	/s/ Gregoire Poussard
	Name:	Gregoire Poussard
	Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Syndication Agent, Issuing Lender and Lender

By:	/s/ Kyle Lewis
	Name:	Kyle Lewis
	Title:	Associate

BANK OF AMERICA, N.A., Canada Branch, as a Lender

By:	/s/ Medina Sales De Andrade
	Name:	Medina Sales De Andrade
	Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Syndication Agent, Issuing Lender and Lender

By:	/s/ Ravneet Mumick
	Name:	Ravneet Mumick
	Title:	Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

HSBC Bank USA, NA

By:	/s/ Thomas Foley
	Name:	Thomas Foley
	Title:	Managing Director

U.S. Bank National Association, as a Lender

By:	/s/ Joyce P. Dorsett
	Name:	Joyce P. Dorsett
	Title:	Vice President

Industrial and Commercial Bank of China Limited New York Branch

By:	/s/ Xiaoyu Yang
	Name:	Xiaoyu Yang
	Title:	Assistant Vice President

By:	/s/ Pinyen Shih
	Name:	Pinyen Shih
	Title:	Executive Director

ROYAL BANK OF CANADA

By:	/s/ Alexandre Charron
	Name:	Alexandre Charron
	Title:	Vice President

Societe Generale Corporate & Investment Banking

By:	/s/ Nigel Elvey
	Name:	Nigel Elvey
	Title:	Director – Client Credit Group

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By:	/s/ Mauricio Benitez
	Name:	Mauricio Benitez
	Title:	Director

By:	/s/ Cara Younger
	Name:	Cara Younger
	Title:	Director

THE NORTHERN TRUST COMPANY

By:	/s/ Sophia Love
	Name:	Sophia E. Love
	Title:	Senior Vice President

COMMITMENT SCHEDULE

LENDER	COMMITMENT

JPMorgan Chase Bank, N.A.	$160,000,000.00

Citibank, N.A.	$160,000,000.00

BNP Paribas	$160,000,000.00

Bank of America, N.A.	$160,000,000.00

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$160,000,000.00

Goldman Sachs Bank N.A.	$100,000,000.00

HSBC Bank USA, N.A.	$100,000,000.00

U.S. Bank N.A.	$100,000,000.00

Industrial and Commercial Bank of China Limited New York Branch	$100,000,000.00

Royal Bank of Canada	$100,000,000.00

Societe Generale Corporate & Investment Banking	$100,000,000.00

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$50,000,000.00

The Northern Trust Company	$50,000,000.00

TOTAL	$1,500,000,000

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Letter of Credit Fee Rate”, “Base Rate and Canadian Prime Rate Margin” and “Euro-Currency, Australian Bill Rate, CDOR Rate, and HIBOR Rate Margin” means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies on such day:

Pricing	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate:	0.040%	0.045%	0.055%	0.070%	0.090%
Base Rate and Canadian Prime Rate Margin:	0.000%	0.000%	0.000%	0.000%	0.000%
Euro-Currency, Australian Bill Rate, CDOR Rate, and HIBOR Rate Margin:	0.460%	0.580%	0.695%	0.805%	0.910%
Letter of Credit Fee Rate:	0.460%	0.580%	0.695%	0.805%	0.910%

For purposes of this Schedule, the following terms have the following meanings:

“Level I Status” exists at any date if, at such date, the Company’s Unsecured Long-Term Debt is rated AA or higher by S&P or Aa2 or higher by Moody’s.

“Level II Status” exists at any date if, at such date, (i) the Company’s Unsecured Long-Term Debt is rated AA- or higher by S&P or Aa3 or higher by Moody’s, and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date, (i)  the Company’s Unsecured Long-Term Debt is rated A+ or higher by S&P or A1 or higher by Moody’s, and (ii) neither Level I Status nor Level II Status exists.

“Level IV Status” exists at any date if, at such date, (i) the Company’s Unsecured Long-Term Debt is rated A or higher by S&P or A2 or higher by

Moody’s, and (ii) neither Level I Status, Level II Status nor Level III Status exists.

“Level V Status” exists at any date if, at such date, no other Status applies.

“Moody’s” means Moody’s Investors Services, Inc. (or any successor thereto).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement (the “Company’s Unsecured Long-Term Debt”), and any ratings assigned to any other debt security of the Company shall be disregarded.  The ratings in effect for any day are those in effect at the close of business on such day. In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Status is the higher of the two (e.g., AA/Aa3 results in Level I Status); provided that if the split is more than one full rating category, the rating one rating category below the higher rating shall be used (e.g., AA-/A2 results in Level III Status and AA/B2 results in Level II Status).

SCHEDULE 2.19

ISSUING LENDER	LETTER OF CREDIT COMMITMENT

JPMorgan Chase Bank, N.A.	$20,000,000

Citibank, N.A.	$20,000,000

BNP Paribas	$20,000,000

Bank of America, N.A.	$20,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$20,000,000

TOTAL	$100,000,000

SCHEDULE 4.05

None.

EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

___________ __ , 201_

For value received, ________________________, a __________ corporation (the “Borrower”), promises to pay to the order of ______________________ (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates and in the currency provided for in the Credit Agreement.  All such payments of principal and interest shall be made (i) if in dollars, in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York, 10017, or (ii) if in Australian Dollars, Canadian Dollars, HK Dollars or in an Alternative Currency, in such funds as may then be customary for the settlement of international transactions in such currency at the place specified for payment thereof pursuant to the Credit Agreement.

All Loans made by the Lender, the respective types and maturities and currencies thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement, dated as of October [3], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Estée Lauder Companies Inc., the Eligible Subsidiaries referred to therein, the lenders listed on the signature pages thereof, Citibank, N.A., BNP Paribas, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Issuing Lenders from time to time party thereto.  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

[Pursuant to the terms of the Credit Agreement, the Company has unconditionally guaranteed the full and punctual payment of all amounts payable under this Note.]

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.06 OF THE CREDIT AGREEMENT.

This note shall be governed by, and construed in accordance with, the laws of the State of New York.

[THE BORROWER]

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made By

EXHIBIT B

FORM OF COMPETITIVE BID QUOTE REQUEST

[Date]

To:	JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:	[BORROWER]

Re:

The Credit Agreement, dated as of October [3], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Estée Lauder Companies Inc., the Eligible Subsidiaries referred to therein, the lenders listed on the signature pages thereof, Citibank, N.A., BNP Paribas, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Issuing Lenders from time to time party thereto

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:  __________________

Principal Amount[1]	Interest Period[2]	Currency
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

[Signature Pages Follow]

1  Amount must be, (x) in the case of a Dollar-Denominated Borrowing, in a minimum aggregate Dollar Amount of $20,000,000 and any larger multiple of $1,000,000 and (y) in the case of an Alternative Currency Borrowing, in a minimum aggregate Dollar Amount of $5,000,000 and in integral multiples of 500,000 units of the applicable Alternative Currency.

2  Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

IN WITNESS WHEREOF, the undersigned has caused this Competitive Bid Quote Request to be executed and delivered by as of the date set forth above.

[BORROWER]

By:
Name:
Title:

EXHIBIT C

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

To:	[Name of Lender]

Re: Invitation for Competitive Bid Quotes to [BORROWER] (the “Borrower”)

Pursuant to Section 2.03 of the Credit Agreement, dated as of October [3], 2016, among The Estée Lauder Companies Inc., the Eligible Subsidiaries referred to therein, the lenders listed on the signature pages thereof, Citibank, N.A., BNP Paribas, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Issuing Lenders from time to time party thereto, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:  __________________

Principal Amount[3]	Interest Period[4]	Currency
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate].  [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than 9:30 a.m. (New York City time) on [date].

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Authorized Officer

3  Amount must be (x) in the case of a Dollar-Denominated Borrowing, in a minimum aggregate Dollar Amount of $20,000,000 and any larger multiple of $1,000,000 and (y) in the case of an Alternative Currency Borrowing, in a minimum aggregate Dollar Amount of $5,000,000 and in integral multiples of 500,000 units of the applicable Alternative Currency.

4  Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT D

FORM OF COMPETITIVE BID QUOTE

To:                                                                           JPMorgan Chase Bank, N.A., as Administrative Agent

Re:                                                                          Competitive Bid Quote to [BORROWER] (the “Borrower”)

In response to your invitation on behalf of the Borrower dated _____________ , 20__ , we hereby make the following Competitive Bid Quote on the following terms:

1.                                    Quoting Lender:  ________________________________

2.                                    Person to contact at Quoting Lender:

_____________________________

3.                                    Date of Borrowing: ____________________5

4.                                    We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount[6]	Currency	Interest Period[7]	Competitive Bid [Margin][8]	[Absolute Rate][9]

$

$

5  As specified in the related Invitation.

6  Principal amount bid for each Interest Period may not exceed principal Dollar Amount requested.  Specify aggregate limitation if the sum of the individual offers exceeds the amount the Lender is willing to lend.  Bids (w) may be greater than or less than the Commitment of the Quoting Lender, (x) must be (1) in the case of a Dollar-Denominated Borrowing, $5,000,000 or a larger multiple of $1,000,000 and (2) in the case of an Alternative Currency Borrowing, $500,000 or an integral multiple of 500,000 units of the applicable Alternative Currency, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such Quoting Lender may be accepted

7  Not less than one month or not less than 7 days, as specified in the related Invitation.  No more than five bids are permitted for each Interest Period specified herein.

8  Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period.  Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

9  Specify rate of interest per annum (to the nearest 1/10,000th of 1%).

[provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $____________.]10

We understand and agree that the offer(s) set forth above are subject to the satisfaction of the applicable conditions set forth in the Credit Agreement (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of October [3], 2016 among The Estée Lauder Companies Inc., the Eligible Subsidiaries referred to therein, the lenders listed on the signature pages thereof, Citibank, N.A., BNP Paribas, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents, yourselves, as Administrative Agent, and the Issuing Lenders from time to time party thereto, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF LENDER]

Dated:	By:
Authorized Officer

10  See supra note 7.

EXHIBIT E-1

OPINION OF
COUNSEL FOR THE OBLIGORS

[To be provided separately]

EXHIBIT E-2

OPINION OF
COUNSEL FOR ESTÉE LAUDER NV

[To be provided separately]

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________ , 20__ among [NAME OF ASSIGNOR] (the “Assignor”), [NAME OF ASSIGNEE] (the “Assignee”), [THE ESTÉE LAUDER COMPANIES INC.,] JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and the [ISSUING LENDERS].

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement, dated as of October [3], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Estée Lauder Companies Inc., the Eligible Subsidiaries referred to therein, the lenders listed on the signature pages thereof, Citibank, N.A., BNP Paribas, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Issuing Lenders from time to time party thereto;

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans and participate in Letters of Credit in an aggregate principal Dollar Amount at any time outstanding not to exceed $__________;

WHEREAS, Committed Dollar Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;

[WHEREAS, Committed Alternative Currency Loans denominated in [currency] made to the Borrowers under the Credit Agreement in the aggregate principal Dollar Amount of $__________ are outstanding on the date hereof;] [Repeat this whereas clause for loans outstanding in more than one currency]

[WHEREAS, Committed Australian Dollar Loans made to the Borrowers under the Credit Agreement in the aggregate principal Dollar Amount of $__________ are outstanding on the date hereof;]

[WHEREAS, Committed Canadian Dollar Loans made to the Borrowers under the Credit Agreement in the aggregate principal Dollar Amount of $__________ are outstanding on the date hereof;]

[WHEREAS, Committed HK Dollar Loans made to the Borrowers under the Credit Agreement in the aggregate principal Dollar Amount of $__________ are outstanding on the date hereof;]

WHEREAS, Letters of Credit with a total Dollar Amount available for drawing thereunder of $__________ are outstanding at the date hereof;

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in a Dollars Amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Committed Dollar Loans [Committed Australian Dollar Loans] [Committed Canadian Dollar Loans] [Committed HK Dollar Loans] [, Committed Alternative Currency Loans denominated in such currency] and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Definitions. All capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Facility Loans [Committed Australian Dollar Loans] [Committed Canadian Dollar Loans] [Committed HK Dollar Loans] [and Committed Alternative Currency Loans denominated in [currency]] made by the Assignor outstanding at Assignment Effective Date (as defined below).  Following (i) the execution of this Assignment and Assumption by the Assignor, the Assignee, [the Company,] the Administrative Agent and each Issuing Lender, (ii) the Assignee’s completed Administrative Questionnaire (unless the Assignee is already a Lender under the Credit Agreement) and (iii) the payment of the amounts specified in Section 10.06(c) of the Credit Agreement and Section 3 hereof required to be paid, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.06 of the Credit Agreement, and be effective as of such date (the “Assignment Effective Date”).  Upon such acceptance and recording (i) the Assignee shall, as of the Assignment Effective Date, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with Commitments in an amount equal to the Assigned Amount, and (ii) the Commitments of the Assignor shall, as of the Assignment Effective Date, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.  The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.  It is understood that facility and Letter of Credit fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4.  Consents.  This Agreement is conditioned upon the consent of the Issuing Lenders and the Administrative Agent, and so long as no Event of Default has occurred and is continuing, the Company (which consent of the Company shall not be unreasonably withheld) pursuant to Section 10.06(c) of the Credit Agreement.  The execution of this Agreement by [the Company,] the Issuing Lenders and the Administrative Agent is evidence of this consent.  The Company agrees, and agrees to cause each other applicable Borrower, if requested by the Assignee pursuant to Section 2.05 of the Credit Agreement, to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein; provided that no assignment pursuant to this Agreement shall be effective unless it has been recorded in the Register as provided in Section 10.06(g) (including any Note).

SECTION 5.  Non-Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Obligor, or the validity and enforceability of the obligations of any Obligor in respect of the Credit Agreement or any Note.  The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of each Obligor.

SECTION 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a “pdf” file) will be effective as delivery of a manually executed counterpart of the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[THE ESTÉE LAUDER COMPANIES
INC.]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

[ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

[ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

[ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

[ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

EXHIBIT G

[RESERVED]

EXHIBIT H

ELECTION TO PARTICIPATE

________________ __, 201_

JPMorgan Chase Bank, N.A., as
Administrative Agent for
the Lenders party to the Credit Agreement, dated as of October [3], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Estée Lauder Companies Inc., the Eligible Subsidiaries referred to therein, the lenders listed on the signature pages thereof, Citibank, N.A., BNP Paribas Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Issuing Lenders from time to time party thereto

Dear Sirs:

Reference is made to the Credit Agreement described above.  Terms not defined herein which are defined in the Credit Agreement have for purposes hereof the meanings provided therein.

The undersigned, [Name of Eligible Subsidiary], a [Jurisdiction of Formation] [Organizational Form], hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement.  The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 10.08 thereof, as if the undersigned were a signatory party thereto.

[Tax disclosure pursuant to Section 8.04.]

The address to which all notices to the undersigned under the Credit Agreement should be directed is:

[Address]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Name:
Title:

The undersigned represents and warrants that [Name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above. The undersigned agrees that the Guaranty of the undersigned contained in the Credit Agreement will apply to all obligations of [Name of Eligible Subsidiary] under the Credit Agreement and any Note issued by [Name of Eligible Subsidiary].

THE ESTÉE LAUDER COMPANIES
INC.

By:
Name:
Title:

Receipt of the above Election to Participate is acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT I

ELECTION TO TERMINATE

________________ __, 201_

JPMorgan Chase Bank, N.A., as
Administrative Agent for
the Lenders party to the Credit Agreement, dated as of October [3], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Estée Lauder Companies Inc., the Eligible Subsidiaries referred to therein, the lenders listed on the signature pages thereof, Citibank, N.A., BNP Paribas, Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Issuing Lenders from time to time party thereto

Dear Sirs:

Reference is made to the Credit Agreement described above.  Terms not defined herein which are defined in the Credit Agreement have for purposes hereof the meanings provided therein.

The undersigned, [Name of Eligible Subsidiary], a [Jurisdiction of Formation] [Organizational Form], hereby elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof.  The undersigned represents and warrants that all principal and interest on all Loans made to the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or before the date hereof.  Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned heretofore incurred under the Credit Agreement or any Note.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Name:
Title:

The undersigned hereby agrees that the status of [Name of Eligible Subsidiary] as an Eligible Subsidiary for purposes of the Credit Agreement described above is terminated as of the date hereof.

THE ESTÉE LAUDER COMPANIES
INC.

By:
Name:
Title:

Receipt of the above Election to Terminate is acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title: